EXHIBIT 10.24

AGREEMENT OF PURCHASE AND SALE

between

BRANDON WOODS, LLC,

a Delaware limited liability company, as SELLER,

and

IIT ACQUISITION LLC,

a Delaware limited liability company, as BUYER

Dated: October 26, 2010

The Commerce Corporation Building

7603 Energy Parkway

Baltimore, Maryland

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ii

Exhibits

Exhibit A	Real Property Description

Exhibit B	Tenant Lease

Exhibit C	Deed

Exhibit D	Bill of Sale

Exhibit E	Assignment of Leases, Service Contracts, Warranties and Other Intangible Property

Exhibit F	Form Estoppel Certificate

Exhibit G	List of Service Contracts

Exhibit H	Escrow Agreement

Exhibit I	Audit Letter

Schedules

Schedule 1	Disclosure Items

Schedule 2	Litigation

Schedule 3	Brokerage Agreement

iii

AGREEMENT OF PURCHASE AND SALE

This Agreement, dated as of October 26, 2010, is between BRANDON WOODS, LLC, a Delaware limited liability company, (“Seller”), and IIT ACQUISITION LLC, a Delaware limited liability company (“Buyer”).

ARTICLE I

PURCHASE AND SALE OF PROPERTY

Section 1.1 Sale.

Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, subject to the terms, covenants and conditions set forth herein, all of Seller’s right, title and interest in and to the following property (collectively, the “Property”):

(a) Real Property. That certain real property commonly known as “The Commerce Corporation Building” and located at 7603 Energy Parkway, in the City of Baltimore, State of Maryland, as more particularly described in Exhibit A attached hereto and made a part hereof (the “Land”), together with (1) all improvements located thereon (the “Improvements”), (2) all rights, benefits, privileges, easements, tenements, hereditaments, rights-of-way and other appurtenances thereon or in any way appertaining thereto, including all mineral rights, development rights, air and water rights, and (3) all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land (collectively, the “Real Property”);

(b) Leases. All of the landlord’s interest in and to the Lease (as defined in Section 2.1(b) below) of the Real Property, together with the security deposit thereunder;

(c) Tangible Personal Property. All of the equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located on and used exclusively in the operation, ownership or maintenance of the Real Property (collectively, the “Tangible Personal Property”), but specifically excluding from the Tangible Personal Property (1) any items of personal property owned by the tenant of the Real Property, (2) any items of personal property in Seller’s property management office, if any, located on the Real Property, (3) any items of personal property owned by third parties and leased to Seller, and (4) proprietary computer software, systems and equipment and related licenses used in connection with the operation or management of the Property. Seller will provide to Buyer any list which is in Seller’s possession of such Tangible Personal Property within the Delivery Period as defined in Section 2.1 below; and

(d) Intangible Personal Property. To the extent assignable at no cost to Seller, all intangible personal property, if any, owned by Seller and related to the Real Property and the Improvements, including, without limitation: any trade names and trademarks associated with the Real Property and the Improvements (but specifically excluding the names “RREEF” and any derivatives thereof); any plans and specifications and other architectural and engineering drawings for the Improvements; any warranties and guaranties; any Service Contracts (as defined in Section 2.1(b) below) and other contract rights related to the Property (but only to the extent Seller’s obligations thereunder are expressly assumed by Buyer pursuant to the Assignment of Leases as defined in Section 8.3(a)(3) below); and any governmental permits, approvals and licenses (including any pending applications) (collectively, the “Intangible Personal Property”).

Section 1.2 Purchase Price.

(a) The purchase price of the Property is Sixteen Million Two Hundred Thousand and 00/100 Dollars ($16,200,000.00) (the “Purchase Price”).

(b) The Purchase Price shall be paid as follows:

(1) Within two (2) business days after the Effective Date, Buyer shall deposit in escrow with Fidelity National Title Insurance Company, 4643 South Ulster, Suite No. 500, Denver, CO 80237 (the “Title Company”) cash or other immediately available funds in the amount of Three Hundred Seventy-Five Thousand and 00/100 Dollars ($375,000.00) (the “Initial Deposit”).

(2) If Buyer delivers a waiver notice under Section 2.2 to Seller prior to the expiration of the Contingency Period, Buyer shall deposit in escrow with the Title Company an additional amount of Three Hundred Seventy-Five Thousand and 00/100 Dollars ($375,000.00) (the “Additional Deposit”) in cash or other immediately available funds within two (2) business days after the expiration of the Contingency Period. The Initial Deposit and the Additional Deposit (if and when the Additional Deposit is deposited by Buyer with the Title Company as provided hereunder) are collectively referred to herein as the “Deposit”.

The Deposit shall be held in an interest bearing account and all interest thereon, less investment fees, if any, shall be deemed a part of the Deposit. If the sale of the Property as contemplated hereunder is consummated, then the Deposit shall be paid to Seller at the Closing (as defined in Section 1.2(b)(3) below) and credited against the Purchase Price. IF THE SALE OF THE PROPERTY IS NOT CONSUMMATED DUE TO SELLER’S DEFAULT HEREUNDER, THEN BUYER MAY ELECT, AS BUYER’S SOLE AND EXCLUSIVE REMEDY, EITHER TO: (1) TERMINATE THIS AGREEMENT AND RECEIVE A REFUND OF THE DEPOSIT, IN WHICH EVENT (1) ESCROW AGENT SHALL REFUND TO BUYER THE DEPOSIT,

TOGETHER WITH ANY ACCRUED INTEREST THEREON, AND SELLER SHALL REIMBURSE BUYER, WITHIN SEVEN (7) DAYS AFTER SUCH TERMINATION, UP TO, BUT NOT IN EXCESS OF, THE SUM OF FIFTY THOUSAND AND 00/100 DOLLARS ($50,000.00) FOR THE ACTUAL, OUT-OF-POCKET COSTS AND EXPENSES INCURRED BY BUYER WITH RESPECT TO THE NEGOTIATION OF, AND DUE DILIGENCE ACTIVITIES RELATED TO THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT PERFORMED BY THIRD PARTIES UNRELATED TO BUYER, WHICH COSTS AND EXPENSES ARE EVIDENCED BY WRITTEN INVOICES IN REASONABLE DETAIL, IN WHICH EVENT, AND, UPON RECEIPT BY BUYER OF THE AMOUNTS SET FORTH ABOVE, NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER EXCEPT AS PROVIDED IN SECTIONS 6.1, 9.3 AND 9.9 BELOW, OR (2) ENFORCE SPECIFIC PERFORMANCE OF THIS AGREEMENT. IN THE EVENT THAT BUYER ELECTS TO SEEK SPECIFIC PERFORMANCE UNDER (2) ABOVE, BUYER HEREBY AGREES THAT: (A) BUYER SHALL BRING SUCH ACTION WITHIN SIXTY (60) DAYS AFTER THE SCHEDULED CLOSING DATE, OR ELSE SUCH REMEDY SHALL BE DEEMED WAIVED; AND (B) UNLESS OTHERWISE EXPRESSLY REQUIRED PURSUANT TO THIS AGREEMENT, IN NO EVENT SHALL SELLER BE OBLIGATED TO UNDERTAKE ANY OF THE FOLLOWING: (1) CHANGE THE CONDITION OF THE PROPERTY OR RESTORE THE SAME AFTER ANY FIRE OR CASUALTY; (2) EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, EXPEND MONEY OR POST A BOND TO REMOVE OR INSURE OVER A TITLE DEFECT OR ENCUMBRANCE OR TO CORRECT ANY MATTER SHOWN ON A SURVEY OF THE PROPERTY; (3) SECURE ANY PERMIT, APPROVAL, OR CONSENT WITH RESPECT TO THE PROPERTY OR SELLER’S CONVEYANCE THEREOF; OR (4) EXPEND ANY MONEY TO REPAIR, IMPROVE, REMEDIATE OR ALTER THE PROPERTY OR ANY PORTION THEREOF. IF BUYER SHALL NOT INSTITUTE AN ACTION FOR SPECIFIC PERFORMANCE WITHIN SIXTY (60) DAYS AFTER THE SCHEDULED CLOSING DATE, TIME BEING OF THE ESSENCE, AND BUYER HAS NOT ELECTED TO WAIVE SUCH DEFAULT BY SELLER, BUYER SHALL BE DEEMED TO HAVE ELECTED TO EXERCISE THE REMEDY SET FORTH IN PARAGRAPH (1) ABOVE. BUYER SHALL NOT HAVE ANY OTHER RIGHTS OR REMEDIES HEREUNDER AS A RESULT OF ANY DEFAULT BY SELLER PRIOR TO CLOSING, AND BUYER HEREBY WAIVES ANY OTHER SUCH REMEDY AS A RESULT OF A DEFAULT HEREUNDER BY SELLER. IF THE SALE IS NOT CONSUMMATED DUE TO ANY DEFAULT BY BUYER HEREUNDER, THEN SELLER SHALL, AS SELLER’S SOLE AND EXCLUSIVE REMEDY, RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO BUYER’S

DEFAULT PRIOR TO CLOSING, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING IS NOT INTENDED TO LIMIT EITHER PARTY’S OBLIGATIONS UNDER SECTIONS 6.1, 9.3 AND 9.9.

(3) The balance of the Purchase Price (plus or minus the prorations pursuant to Section 8.5 hereof) shall be paid to Seller in cash or by wire transfer of other immediately available funds at the consummation of the purchase and sale contemplated hereunder (the “Closing”).

ARTICLE II

CONDITIONS

Section 2.1 Buyer’s Conditions Precedent.

Subject to the provisions of Section 9.3 hereof, Seller has provided and/or shall provide Buyer and its consultants and other agents and representatives with access to the Property to perform Buyer’s inspections and review and determine the present condition of the Property. Seller has delivered or made available to Buyer at Seller’s offices or at the Real Property, or shall within the Delivery Period (as defined below) deliver or make available to Buyer at Seller’s offices or at the Real Property, copies of all Due Diligence Materials (as defined in Section 2.2 below) in Seller’s possession or in the files of the property manager, except as otherwise specifically provided herein. Notwithstanding anything to the contrary contained herein, the Due Diligence Materials shall expressly exclude (i) those portions of the Due Diligence Materials that would disclose Seller’s cost of acquisition of the Real Property, or cost of construction of the Improvements and related soft costs, or any estimates of costs to repair, replace, remediate or maintain the Real Property, (ii) any reports, presentations, summaries and the like prepared for any of Seller’s boards, committees, partners or investors in connection with its consideration of the acquisition of the Real Property, construction of the Improvements or sale of the Property, (iii) any proposals, letters of intent, draft contracts or the like prepared by or for other prospective purchasers of the Property or any part thereof, (iv) Seller’s internal memoranda (other than as may be contained in the tenant file), attorney-client privileged materials, internal appraisals, environmental, structural or physical inspection reports, and (v) any information which Seller notifies Buyer is the subject of a confidentiality agreement between Seller and a third party (the items described in clauses (i), (ii) (iii), (iv) and (v) being collectively referred to as the “Confidential Information”). The “Delivery Period” shall mean the period which ends five (5) days after the Effective Date (as defined in Section 9.14 below). Buyer’s obligation to purchase the Property is conditioned upon Buyer’s review and approval of the following, within the applicable time periods described in Sections 2.2 and 4.1 hereof:

(a) Title to the Property and survey matters in accordance with Article IV below.

(b) The Due Diligence Materials, including, but not limited to, that certain lease by TBC/TSC Brandon Woods Industrial Limited Partnership, as Landlord and Commerce Corporation, as Tenant, dated October 21, 1994, any guaranty thereof and any other occupancy agreements, and all amendments and modifications thereof (collectively, the “Lease”) affecting the Property, and of all contracts pertaining to the operation of the Property, including all service and maintenance agreements and equipment leases (collectively, the “Service Contracts”).

(c) The physical condition of the Property.

(d) The zoning, land use, building, environmental and other statutes, rules, or regulations applicable to the Property.

(e) The tenant correspondence files, operating statements and books and records pertaining to the operation of the Property in each case for each of the three (3) most recent years during which the Property has been owned by Seller and for the current year (to the extent available), current real estate tax bills, any warranties, licenses, permits, certificates of occupancy, plans and specifications, and any current rent roll, current accounts receivable schedule and list of Tangible Personal Property in such form as Seller shall have in its possession for the Property, and other agreements or documents pertaining to the Property which will be binding on Buyer after Closing.

(f) Any other matters Buyer deems relevant to the Property.

Section 2.2 Contingency Period.

Buyer shall have until November 8, 2010 (such period being referred to herein as the “Contingency Period”) to review and approve the matters described in Sections 2.1(b)-(f) above in Buyer’s sole discretion (title and survey review and approval shall be governed by the provisions of Section 4.1 below). If Buyer determines to proceed with the purchase of the Property, then Buyer shall, before the end of the Contingency Period, so notify Seller in writing, in which case Buyer shall be deemed to have approved all of the matters described in Sections 2.1(a)-(f) above (subject to the provisions of Section 4.1 below as to title and survey matters), including, without limitation, all documents, Service Contracts and other contracts, agreements, Leases, reports and other items and materials related to the Property prepared by or on behalf of Seller (collectively, the “Due Diligence Materials”), and the Deposit shall become nonrefundable except as expressly provided herein. If before the end of the Contingency Period Buyer fails to give Seller and Escrow Agent such written notice, then Buyer shall be deemed to have elected to terminate this Agreement, the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3 and 9.9 below.

ARTICLE III

BUYER’S EXAMINATION

Section 3.1 Representations and Warranties of Seller.

Subject to the disclosures contained in Schedule 1 attached hereto and made a part hereof (the “Disclosure Items”), matters contained in the Due Diligence Materials actually delivered to or made available to Buyer, and any matters of public record where the Property is located, Seller hereby makes the following representations and warranties with respect to the Property. Notwithstanding anything to the contrary contained herein or in any document delivered in connection herewith, Seller shall have no liability with respect to the Disclosure Items.

(a) Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(b) Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations.

(c) This Agreement: (i) has been, and all documents executed by Seller which are to be delivered to Buyer at Closing will be, duly authorized, executed and delivered by Seller, and (ii) does not and such other documents will not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller or, to the best of Seller’s knowledge, the Property is subject.

(d) The only Lease in force for the Property is set forth on as Exhibit B attached hereto and made a part hereof. Seller has received no written notice of any default by Seller with respect to such Lease which has not been cured. A true and complete copy of the Lease has been delivered or made available to Buyer by Seller. To Seller’s knowledge, neither Seller, as landlord, nor the tenant under the Lease is in default beyond applicable cure periods.

(e) To the best of Seller’s knowledge, the only Service Contracts in effect for the Property are set forth in a list of Service Contracts attached hereto as Exhibit G and made a part hereof (or, if not attached, which Seller shall deliver to Buyer within the Delivery Period and which at that time will be attached hereto as Exhibit G and made a part hereof).

(f) Except as set forth on Schedule 2 annexed hereto and made a part hereof, there is no litigation or governmental proceeding (including, but not limited to any condemnation proceeding) pending or, to Seller’s knowledge, threatened with respect to the Property, or with respect to Seller which impairs Seller’s ability to perform its obligations under this Agreement.

(g) To the best of Seller’s knowledge, Seller has received no written notice from any governmental authority of any violation of any law applicable to the Property (including, without limitation, any Environmental Law as defined in Section 3.6(a)(2) below) that has not been corrected.

(h) To the best of Seller’s knowledge, all of the Due Diligence Materials delivered or made available by Seller to Buyer in connection with the Property are complete copies of such items in Seller’s possession or in the files of the property manager which are used by Seller in the operation of the Property.

(i) Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed, and, if so required to, is qualified to do business in the state in which the Real Property is located.

(j) To Seller’s knowledge, except as set forth in the Due Diligence Materials, Seller has not illegally discharged or released any Hazardous Materials (as hereinafter defined) onto the Real Property in violation of Environmental Law (as hereinafter defined), nor has Seller received notice from the tenant under the Lease that tenant has illegally discharged any Hazardous Materials onto the Real Property.

(k) A true and complete copy of the leasing brokerage commission agreement is on Schedule 3 attached hereto, and is the only known leasing brokerage commission agreement in effect for the Property. Seller has paid in full all leasing commissions incurred in entering into the Lease and any renewal, extension or modification of the Lease entered into prior to Closing, except for those which are due in connection with any future renewal, extension or modification of the Lease after the Closing Date. Seller knows of no commission in connection with any future extension or modification of the Lease, except for the commissions specified in the brokerage commission agreement disclosed in Schedule 3.

(l) Except as set forth in the Lease, Seller has not granted to any person or entity an option or other right to purchase the Real Property.

Each of the representations and warranties of Seller contained in this Section 3.1: (1) shall be true in all material respects as of the date of Closing, subject in each case to (A) any Exception Matters (as defined below), (B) the Disclosure Items, and (C) other matters expressly permitted in this Agreement or otherwise specifically approved in writing; and (2) shall survive the Closing as provided in Section 3.3 below.

Section 3.2 No Liability for Exception Matters.

As used herein, the term “Exception Matter” shall refer to a matter which would make a representation or warranty of Seller contained in this Agreement untrue or incorrect and which is disclosed to Buyer in the Due Diligence Materials, the Disclosure Items, or otherwise, or is a matter of public record, or is otherwise known to Buyer’s Representatives (as hereinafter defined) before the Closing, including, without limitation, matters disclosed in any tenant estoppel certificate or from interviews with tenants, property managers or any other person. If Buyer first obtains knowledge of any material Exception Matter after the close of the Contingency Period and prior to Closing and such Exception Matter was not contained in the Due Diligence Materials, the Disclosure Items or is not a matter of public record, Buyer’s sole remedy shall be to terminate this Agreement on the basis thereof, upon written notice to Seller within the earlier of: (a) five (5) days following Buyer’s discovery of such Exception Matter; or (b) the Closing, which ever occurs first, in which event the Deposit shall be returned to Buyer, unless within five (5) days after receipt of such notice or by the Closing, as the case may be, Seller notifies Buyer in writing that it elects to attempt to cure or remedy such Exception Matter, in which event there shall be no return of the Deposit unless and until Seller is unable to so cure or remedy within the time period set forth below. Seller shall be entitled to extend the Closing Date (as defined in Section 8.2 below) for up to fifteen (15) business days in order to attempt to cure or remedy any Exception Matter. Buyer’s failure to give notice within five (5) days after it has obtained knowledge of a material Exception Matter shall be deemed a waiver by Buyer of such Exception Matter. Seller shall have no obligation to cure or remedy any Exception Matter, even if Seller has notified Buyer of Seller’s election to attempt to cure or remedy any Exception Matter (except as specifically provided in Section 4.1(c) hereof), and, subject to Buyer’s right to terminate this Agreement as set forth above, Seller shall have no liability whatsoever to Buyer with respect to any Exception Matters, unless the Exception Matter results from a breach or default under this Agreement, in which event, in addition to Buyer’s right to terminate this Agreement, Seller shall reimburse Buyer’s actual, out-of-pocket costs and expenses incurred in connection with this transaction as contemplated by Section 1.2(b) above, subject to the $50,000.00 cap set forth therein. Upon any termination of this

Agreement, neither party shall have any further rights nor obligations hereunder, except as provided in Sections 6.1, 9.3 and 9.9 below. If Buyer or Buyer’s Representatives obtain knowledge of any Exception Matter before the Closing, but nonetheless elects to proceed with the acquisition of the Property, Seller shall have no liability with respect to such Exception Matter, notwithstanding any contrary provision, covenant, representation or warranty contained in this Agreement or in any Other Documents (as defined in Section 9.19 below). The term “Buyer’s Representatives” shall mean collectively, David Fazekas, Tom McGonagle, Josh Widoff, Andrea Karp, Lainie Minnick, Matt Breaux and Emily Santangelo. For the purposes of this Agreement, whenever the phrase “to the best of Buyers’ knowledge” or the “knowledge of Buyer” or words of similar import are used, they shall be deemed to mean and are limited to the current actual knowledge of the Buyer’s Representatives and not any implied, imputed or constructive knowledge of such individuals. Such individuals shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby.

Section 3.3 Survival of Seller’s Representations and Warranties of Sale.

The representations and warranties of Seller contained herein or in any Seller estoppel delivered pursuant to Section 8.4 below or in any Other Documents shall survive for a period of nine (9) months after the Closing. Any claim which Buyer may have against Seller for a breach of any such representation or warranty, whether such breach is known or unknown, which is not specifically asserted by written notice to Seller within such nine (9) month period shall not be valid or effective, and Seller shall have no liability with respect thereto.

Section 3.4 Seller’s Knowledge.

For purposes of this Agreement and any document delivered at Closing, whenever the phrase “to the best of Seller’s knowledge” or the “knowledge” of Seller or words of similar import are used, they shall be deemed to mean and are limited to the current actual knowledge only of David Hamm and Michael Ready, at the times indicated only, and not any implied, imputed or constructive knowledge of such individual(s) or of Seller or any Seller Related Parties (as defined in Section 3.7 below), and without any independent investigation or inquiry having been made or any implied duty to investigate, make any inquiries or review the Due Diligence Materials. Furthermore, it is understood and agreed that such individual(s) shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby.

Section 3.5 Representations and Warranties of Buyer.

Buyer represents and warrants to Seller as follows:

(a) This Agreement and all documents executed by Buyer which are to be delivered to Seller at Closing do not and at the time of Closing will not violate any provision of any agreement or judicial order to which Buyer is a party or to which Buyer is subject.

(b) Buyer has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Buyer’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(c) Buyer has been duly organized, is validly existing and is in good standing in the state in which it was formed, and, if required to do so, is qualified to do business in the state in which the Real Property is located. This Agreement has been, and all documents executed by Buyer which are to be delivered to Seller at Closing will be, duly authorized, executed and delivered by Buyer.

(d) Buyer is purchasing the Property as investment rental property, and not for Buyer’s own operations or use.

(e) Based on the publicly offered security exemption under applicable Plan Asset Regulations, Buyer is not a party in interest with respect to any employee benefit or other plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or of Section 4975(e)(1) of the Code, which is subject to ERISA or Section 4975 of the Code and which is an investor in Seller.

(f) Other than Seller’s Broker (as defined in Section 6.1 below), Buyer has had no contact with any broker or finder with respect to the Property.

Each of the representations and warranties of Buyer contained in this Section shall be deemed remade by Buyer as of the Closing and shall survive the Closing for a period of nine (9) months. Any claim which Seller may have against Buyer for a breach of any such representation or warranty, whether such breach is known or unknown, which is not specifically asserted by written notice to Buyer within such nine (9) month period shall not be valid or effective, and Buyer shall have no liability with respect thereto.

Section 3.6 Buyer’s Independent Investigation.

(a) By Buyer electing to proceed under Section 2.2, Buyer will be deemed to have acknowledged and agreed that it has been given a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Buyer’s choosing, including, without limitation:

(1) All matters relating to title and survey, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements and building codes.

(2) The physical condition and aspects of the Property, including, without limitation, the interior, the exterior, the square footage within the improvements on the Real Property and within the tenant space therein, the structure, seismic aspects of the Property, the foundation, roof, paving, parking facilities, utilities, and all other physical and functional aspects of the Property. Such examination of the physical condition of the Property shall include an examination for the presence or absence of Hazardous Materials, as defined below, which shall be performed or arranged by Buyer (subject to the provisions of Section 9.3 hereof) at Buyer’s election and sole expense. For purposes of this Agreement, “Hazardous Materials” shall mean inflammable explosives, radioactive materials, asbestos, asbestos–containing materials, polychlorinated biphenyls, lead, lead-based paint, radon, under and/or above ground tanks, hazardous materials, hazardous wastes, hazardous substances, oil, or related materials, which are listed or regulated in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 6901, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (14 U.S.C. Section 1401, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.), and any other applicable federal, state or local laws (collectively, “Environmental Laws”).

(3) Any easements and/or access rights affecting the Property.

(4) The Lease and all matters in connection therewith, including, without limitation, the ability of the tenant to pay the rent and the economic viability of the tenant.

(5) The Service Contracts and any other documents or agreements of significance affecting the Property.

(6) All other matters of material significance affecting the Property, including, but not limited to, the Due Diligence Materials.

(b) Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Buyer in connection with the transaction contemplated hereby. Buyer acknowledges and agrees that all materials, data and information delivered by

Seller to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Buyer acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by Seller to Buyer shall be for general informational purposes only, (b) Buyer shall not have any right to rely on any such report delivered by Seller to Buyer, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Buyer with respect thereto, (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any such report and (d) the failure to deliver any report as to the environmental or other condition of the Property, including any proposal for work at the Property which was not performed by Seller, shall not be actionable by Buyer under this Agreement or otherwise.

(c) EXCEPT AS EXPRESSLY SET FORTH IN SECTION 3.1 ABOVE AND ELSEWHERE IN THIS AGREEMENT AND ANY OTHER DOCUMENTS, BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT SELLER IS SELLING AND BUYER IS PURCHASING THE PROPERTY ON AN “AS IS WITH ALL FAULTS” BASIS AND THAT BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ANY SELLER RELATED PARTIES, OR THEIR AGENTS OR BROKERS, OR ANY OTHER PERSON ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER, AS TO ANY MATTERS CONCERNING THE PROPERTY, INCLUDING WITHOUT LIMITATION: (i) the quality, nature, adequacy and physical condition and aspects of the Property, including, but not limited to, the structural elements, seismic aspects of the Property, foundation, roof, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, the square footage within the improvements on the Real Property and within each tenant space therein, (ii) the quality, nature, adequacy, and physical condition of soils, geology and any groundwater, (iii) the existence, quality, nature, adequacy and physical condition of utilities serving the Property, (iv) the development potential of the Property, and the Property’s use, habitability, merchantability, or fitness, suitability, value or adequacy of the Property for any particular purpose, (v) the zoning or other legal status of the Property or any other public or private restrictions on use of the Property, (vi) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity, (vii) the presence of Hazardous Materials on, under or about the Property or the adjoining or neighboring property, (viii) the quality of any labor and materials used in any improvements on the Real Property, (ix) the condition of title to the Property, (x) the Lease, Service Contracts, or other documents or agreements affecting the Property, or any information contained in any rent roll furnished to Buyer for the Property, (xi) the value, economics of the operation or income potential of the Property, or (x) any other fact or condition which may affect the Property, including without limitation, the physical condition, value, economics of operation or income potential of the Property. In addition, Seller shall have no legal obligation to apprise Buyer regarding any event or other matter involving the Property which occurs after the Effective Date or to otherwise update the Due Diligence Materials, unless and until an event or other matter occurs which would cause Seller to be unable to remake any of its representations or warranties contained in this Agreement.

Section 3.7 Release.

(a) Without limiting the above, and subject to the representations and warranties of Seller contained in Sections 3.1 and 6.1 hereof and in any Other Documents, Buyer on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Seller’s affiliates, Seller’s investment advisor, the partners, trustees, beneficiaries, shareholders, members, managers, directors, officers, employees and agents and representatives of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Seller Related Parties”), from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, court costs and attorneys’ fees and disbursements), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with (i) the physical condition of the Property including, without limitation, all structural and seismic elements, all mechanical, electrical, plumbing, sewage, heating, ventilating, air conditioning and other systems, the environmental condition of the Property and the presence of Hazardous Materials on, under or about the Property, or (ii) any law or regulation applicable to the Property, including, without limitation, any Environmental Law and any other federal, state or local law provided, however that in the event any claim is asserted by any third party (not affiliated with Buyer), against Buyer after Closing arising from or in connection with any releases or discharges of Hazardous Materials onto the Real Property during Seller’s period of ownership of the Property, Buyer shall not be deemed to have released Seller from any contribution liability arising from or related to matters giving rise to such third party claim.

Section 3.8 Survival.

The provisions of this Article III shall survive the Closing subject to the limitations and qualifications contained in such provisions and in Sections 9.11 and 9.19 hereof.

ARTICLE IV

TITLE

Section 4.1 Conditions of Title.

(a) Buyer has ordered an updated title commitment (the “Title Report”) from the Title Company, which shall be delivered to Seller, together with copies of all underlying documents relating to title exceptions referred to therein, promptly upon Buyer’s receipt thereof. Seller has furnished to Buyer the existing survey of the Property. Buyer shall immediately order any plat or survey of the Property or any update thereto from a duly licensed surveyor (the “Survey”) if desired by Buyer or if necessary to support the issuance of the Title Policy (as defined in Section 4.2 below). Buyer shall provide to Seller a copy of the Survey, which shall be certified to the Title Company, Buyer and Seller. Buyer shall pay the entire cost of the Survey. If Closing does not occur, Buyer shall, if Seller so requests, assign to Seller all contract rights Buyer has with the surveyor, to the extent assignable, and in such event Seller shall reimburse Buyer for the cost of the Survey.

(b) No later than the last day of the Contingency Period (the “Title Review Date”), Buyer shall furnish Seller with a written statement of objections, if any, to the title to the Property, including, without limitation, any objections to any matter shown on the Survey (collectively, “Objections”). In the event the Title Company amends or updates the Title Report after the Title Review Date (each, a “Title Report Update”), Buyer shall furnish Seller with a written statement of Objections to any matter first raised in a Title Report Update within three (3) business days after its receipt of such Title Report Update (each, a “Title Update Review Period”). Should Buyer fail to notify Seller in writing of any Objections in the Title Report prior to the Title Review Date, or to any matter first disclosed in a Title Report Update prior to the Title Update Review Period, as applicable, Buyer shall be deemed to have approved such matters which shall be considered to be “Conditions of Title” as defined in Section 4.1(e) below.

(c) If Seller receives a timely Objection in accordance with Section 4.1(b) (“Buyer’s Notice”), Seller shall have the right, but not the obligation, within five (5) business days after receipt of Buyer’s Notice (“Seller’s Response Period”), to elect to attempt to cure any such matter upon written notice to Buyer (“Seller’s Response”), and may extend the Closing Date for up to fifteen (15) business days to allow such cure. Seller’s Response shall indicate if Seller intends to cause the Title Company to insure over such Objection, and Buyer shall have the right to object to such method of cure in the same manner as Objections to matters raised in a Title Report Update. If Seller does not give any Seller’s Response, Seller shall be deemed to have elected not to attempt to cure any such matters. Notwithstanding the foregoing, Seller shall in any event be obligated to cure all matters or items (i) that are mortgage or deed of trust liens or security interests against the Property, in each case granted by Seller (and not tenants of the Property or other third parties), (ii) real estate tax liens, other than liens for taxes and assessments not yet delinquent, and (iii) that have been voluntarily placed against the Property by Seller (and not tenants of the Property or other third parties) after the date of this Agreement and that are not otherwise permitted pursuant to the provisions hereof. Seller shall be entitled to apply the Purchase Price towards the payment or satisfaction of such liens, and may cure any Objection by causing the Title Company to insure against collection of the same out of the Property.

(d) If Seller elects (or is deemed to have elected) not to attempt to cure any Objections raised in any Buyer’s Notice timely delivered by Buyer to Seller pursuant to Section 4.1(b), or if Seller notifies Buyer that it elects to attempt to cure any such Objection but then does not for any reason effect such cure on or before the Closing Date as it may be extended hereunder, then Buyer, as its sole and exclusive remedy, shall have the option of terminating this Agreement by delivering written notice thereof to Seller within three (3) business days after (as applicable) (i) its receipt of Seller’s Response stating that Seller will not attempt to cure any such Objection or (ii) the expiration of Seller’s Response Period if Seller does not deliver a Seller’s Response or (iii) Seller’s failure to cure by the Closing Date (as it may be extended hereunder) any Objection which Seller has previously elected to attempt to cure pursuant to a Seller’s Response. In the event of such a termination, the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3 and 9.9 below. If no such termination notice is timely received by Seller hereunder, Buyer shall be deemed to have waived all such Objections in which event those Objections shall become “Conditions of Title” under Section 4.1(e). If the Closing is not consummated for any reason other than Seller’s default hereunder, Buyer shall be responsible for any title or escrow cancellation charges.

(e) At the Closing, Seller shall convey title to the Property to Buyer by deed in the form of Exhibit C attached hereto (the “Deed”) subject to the title matters set forth therein and the Conditions of Title. The term “Conditions to Title” shall mean:

(i) Interests of the tenant in possession under the Lease;

(ii) Matters created by, or with the written consent of, Buyer;

(iii) Real estate taxes and assessments not yet due and payable for the year of Closing;

(iv) Any exceptions disclosed by the Title Report and any Title Report Update which is approved or deemed approved by Buyer in accordance with this Article IV above; and

(v) The Declaration of Access, Utility and Drainage Easement and Maintenance Agreement in the form negotiated and approved by Seller and Buyer during the Contingency Period.

Nothing contained in this subsection (e) shall negate Buyer’s ability to object to any matter first raised in a Title Report Update. Subject to the terms and conditions contained elsewhere in this Agreement, by acceptance of the Deed and the Closing of the purchase and sale of the Property, (x) Buyer agrees it is assuming for the benefit of Seller all of the obligations of Seller with respect to the Conditions of Title from and after the Closing, and (y) Buyer agrees that Seller shall have conclusively satisfied its obligations with respect to title to the Property. The provisions of this Section shall survive the Closing.

Section 4.2 Evidence of Title.

Delivery of title in accordance with the foregoing shall be evidenced by the willingness of the Title Company to issue, at Closing, its Owner’s ALTA Policy of Title Insurance in the amount of the Purchase Price showing title to the Real Property vested in Buyer, subject to the Conditions of Title (the “Title Policy”) and shall be a condition to Buyer’s obligation to close hereunder. The Title Policy may contain such endorsements as reasonably required by Buyer provided that the issuance of such endorsements shall not be a condition to Buyer’s obligations hereunder. Buyer shall pay the costs for the Title Policy and all such endorsements. Seller shall have no obligation to provide any indemnity or agreement to the Title Company or Buyer to support the issuance of the Title Policy or any such endorsements other than an affidavit as to the existing tenant of the Property and any ongoing construction work at the Property.

ARTICLE V

RISK OF LOSS AND INSURANCE PROCEEDS

Section 5.1 Minor Loss.

Buyer shall be bound to purchase the Property for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to the Property or destruction of any improvements thereon or condemnation of any portion of the Property, provided that: (a) the cost to repair any such damage or destruction does not exceed Five Hundred Thousand Dollars ($500,000) in the estimate of an architect or contractor selected by Seller and reasonably acceptable to Buyer or in the case of a condemnation, the diminution in the value of the remaining Property as a result of a partial condemnation is not material (as hereinafter defined) and (b) upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any sums expended by Seller toward the collection of such proceeds or awards and the restoration or repair of the Property (the nature of which restoration or repairs, but not the right of Seller to effect such restoration or repairs, shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed). If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended to collect such proceeds or awards or to repair or restore the Property, and Seller shall retain the rights to such proceeds and awards to such extent.

Section 5.2 Major Loss.

If the cost to repair the damage or destruction as specified above exceeds Five Hundred Thousand Dollars ($500,000) in the estimate of an architect or contractor selected by Seller and reasonably acceptable to Buyer or the diminution in the value of the remaining Property as a result of a condemnation is material (as hereinafter defined), then Buyer may, at its option to be exercised within five (5) days of Seller’s notice of the occurrence of the damage or destruction or the commencement of condemnation proceedings, either terminate this Agreement or consummate the purchase for the full Purchase Price as required by the terms hereof. If Buyer elects to terminate this Agreement by delivering written notice thereof to Seller or fails to give Seller notice within such five (5) day period that Buyer will proceed with the purchase, then this Agreement shall terminate, the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3 and 9.9 below. If Buyer elects to proceed with the purchase, then upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any sums expended by Seller toward the collection of such proceeds or awards or to restoration or repair of the Property (the nature of which restoration or repairs, but not the right of Seller to effect such restoration or repairs, shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed). If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended to collect such proceeds or awards or to repair or restore the Property, and Seller shall retain the rights to such proceeds and awards to such extent. A condemnation shall be deemed material if any portion of any net rentable area of the Property, or any parking is taken which would cause the Property to be in violation of any existing laws or regulations, including but not limited to, zoning regulations, or the existing access to the Property is materially and adversely affected, permanently.

Section 5.3 Tenant Lease Termination.

If the tenant under the Lease terminates the Lease as a result of a casualty or condemnation occurring prior to Closing, then Seller and Buyer shall each have the right to terminate this Agreement by notice given to the other within two (2) days after the occurrence of such casualty or condemnation.

ARTICLE VI

BROKERS AND EXPENSES

Section 6.1 Brokers.

The parties represent and warrant to each other that no broker or finder was instrumental in arranging or bringing about this transaction except for Cassidy Turley (“Seller’s Broker”). At Closing, Seller shall pay the commission due, if any, to Seller’s Broker, which shall be paid pursuant to a separate agreement between Seller and Seller’s Broker. If any other person brings a claim for a commission or finder’s fee based upon any contact, dealings or communication with Buyer or Seller, then the party through whom such person makes its claim shall defend the other party (the “Indemnified Party”) from such claim, and shall indemnify the Indemnified Party and hold the Indemnified Party harmless from any and all costs, damages, claims, liabilities or expenses (including without limitation, court costs and reasonable attorneys’ fees and disbursements) incurred by the Indemnified Party in defending against the claim. The provisions of this Section 6.1 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

Section 6.2 Expenses.

Except as expressly provided in this Agreement, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

ARTICLE VII

LEASES AND OTHER AGREEMENTS

Section 7.1 Buyer’s Approval of New Leases and Agreements Affecting the Property.

Seller shall not enter into any new Lease or other agreement affecting the Property, or modify or terminate any existing Lease or other agreement affecting the Property, which will be binding on the Property after Closing, except as required under the Lease and except for service agreements which are terminable on no more than thirty (30) days’ notice without payment of any penalty or fee or other cost, without first obtaining Buyer’s approval of the proposed action, which approval will not be unreasonably withheld, conditioned or delayed. In such case, Buyer shall specify in detail the reasons for its disapproval of any such proposed action. If Buyer fails to give

Seller notice of its approval or disapproval of any such proposed action requiring its approval under this Section 7.1 within three (3) business days after Seller notifies Buyer of Seller’s desire to take such action, then Buyer shall be deemed to have given its approval. Buyer agrees to cooperate with Seller in enabling Seller to complete any such proposed transaction requiring Buyer’s approval.

Section 7.2 Intentionally Omitted.

Section 7.3 Tenant Notices.

At the Closing, Seller shall furnish Buyer with a signed notice to be given to the tenant of the Property. The notice shall disclose that the Property has been sold to Buyer, that, after the Closing, all rents should be paid to Buyer and that Buyer shall be responsible for all the tenant’s security deposit. The form of the notice shall be otherwise reasonably acceptable to the parties. Buyer covenants to deliver said notices to such tenant as soon as reasonably possible after Closing. This provision shall expressly survive Closing.

Section 7.4 Maintenance of Improvements and Operation of Property; Removal of Tangible Personal Property.

Seller agrees to keep its customary property insurance covering the Property in effect until the Closing (provided, however, that the terms of any such coverage maintained in blanket form may be modified as Seller deems necessary). Seller shall maintain all Improvements substantially in their present condition (ordinary wear and tear, casualty and condemnation excepted), and shall operate and manage the Property in a manner consistent with Seller’s practices in effect prior to the Effective Date, provided that Seller shall in no event be obligated to make any capital expenditures or repairs other than roof repairs required by the Lease. Seller shall not remove any Tangible Personal Property, except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Personal Property.

Section 7.5 Service Contracts.

Within three (3) business days prior to the expiration of the Contingency Period, Buyer will advise Seller in writing which Service Contracts Buyer will assume and which Service Contracts Buyer requests be terminated at Closing, provided Seller shall have no obligation to terminate, and Buyer shall be obligated to assume, any Service Contracts which by their terms cannot be terminated without penalty or payment of a fee or other cost to Seller. Seller shall deliver at Closing notices of termination of all Service Contracts that are not so assumed and Buyer shall be responsible for any charges applicable to periods commencing with the Closing. Notwithstanding the foregoing, Seller shall terminate, as of the Closing Date, all existing management and leasing agreements with respect to the Property.

ARTICLE VIII

CLOSING AND ESCROW

Section 8.1 Escrow Instructions.

The escrow instructions to Title Company will be in the form of Exhibit H attached hereto (the “Escrow Instructions”), which shall be executed by Seller and Buyer simultaneously with this Agreement, for delivery to Title Company. Seller and Buyer agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement.

Section 8.2 Closing.

The Closing hereunder shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made through an escrow closing with the Title Company, or as otherwise mutually agreed, on November 22, 2010, and before 11:00 a.m. local time, or such other earlier date and time as Buyer and Seller may mutually agree upon in writing (the “Closing Date”). Except as expressly provided herein, such date and time may not be extended without the prior written approval of both Seller and Buyer.

Section 8.3 Deposit of Documents.

(a) At or before the Closing, Seller shall deposit into escrow the following items:

(1) the duly executed and acknowledged Deed in the form attached hereto as Exhibit C conveying the Real Property to Buyer subject to the matters set forth therein and Conditions of Title;

(2) four (4) duly executed counterparts of the Bill of Sale in the form attached hereto as Exhibit D (the “Bill of Sale”);

(3) four (4) duly executed counterparts of an Assignment and Assumption of Leases, Service Contracts, Warranties and Other Intangible Property in the form attached hereto as Exhibit E pursuant to the terms of which Buyer shall assume all of Seller’s obligations under the Lease, Service Contracts, and other documents and agreements affecting the Property (the “Assignment of Leases”);

(4) an affidavit pursuant to Section 1445(b)(2) of the Code, and on which Buyer is entitled to rely, that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code;

(5) a customary title affidavit regarding the standard pre-printed exceptions contained in the Title Report;

(6) the original estoppel certificate;

(7) an attornment letter to the tenant under the Lease advising the tenant of the sale of the Property to Buyer and directing that all rent and other payments thereafter be sent to Buyer;

(8) Notices to the service providers under the Service Contracts advising of the sale of the Property to Buyer and the termination of their respective Service Contract, unless Buyer no later than expiration of the Contingency Period advises in writing that Buyer intends to assume such Service Contract at Closing; and

(9) such authorizing documents of Seller as shall be reasonably required by the Title Company to consummate the transactions contemplated by this Agreement.

(10) termination of the existing property management agreement; and

(11) the Lot 10-R ROFO Agreement (defined in Section 19.21).

(b) At or before Closing, Buyer shall deposit into escrow the following items:

(1) immediately available funds necessary to close this transaction, including, without limitation, the Purchase Price (less the Deposit and interest thereon net of investment fees, if any) and funds sufficient to pay Buyer’s closing costs and share of prorations hereunder;

(2) four (4) duly executed counterparts of the Bill of Sale;

(3) four (4) duly executed counterparts of the Assignment of Leases;

(4) the Lot 10-R ROFO Agreement; and

(5) such authorizing documents of Buyer as shall be reasonably required to consummate the transactions contemplated by this Agreement.

(c) Seller and Buyer shall each execute and deposit a closing statement, such transfer tax declarations and such other instruments as are reasonably required by the Title Company or otherwise required to close the escrow and consummate the acquisition of the Property in accordance with the terms hereof. Seller shall prepare a draft closing statement and deliver a copy thereof to Buyer at least three (3) business days prior to Closing. Seller and Buyer hereby designate Title Company as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Code and the regulations promulgated thereunder and agree to execute such documentation as is reasonably necessary to effectuate such designation.

(d) Within five (5) business days after the Closing Date, Seller shall deliver or make available at the Property to Buyer: originals of the Lease to the extent in Seller’s possession, or copies of such Lease if not in Seller’s possession together with an affidavit from Seller as to such copies being true and complete copies of the Lease, copies of the tenant correspondence files (for the three (3) most recent years of Seller’s ownership of the Property only and the current year), and originals of any other items which Seller was required to furnish Buyer copies of or make available at the Property pursuant to Sections 2.1(b) or (e) above, to the extent in Seller’s possession, except for Seller’s general ledger and other internal books or records which shall be retained by Seller. Seller shall deliver possession of the Property to Buyer as required hereunder and shall deliver to Buyer or make available at the Property a set of keys to the Property on the Closing Date. The provisions of this Section 8.3(d) shall survive Closing.

(e) For a period of seventy-five (75) days after the Closing, at the request of Buyer and at Buyer’s expense, Seller shall make available to Buyer the historical financial information in Seller’s possession regarding the operation of the Property to the extent required by Buyer (as a publicly-traded real estate investment trust) in order to prepare stand-alone audited financial statements for such operations and in accordance with generally accepted accounting principles, as of the end of the fiscal year 2009 and any required subsequent date or period, and to cooperate (at Buyer’s expense) with Buyer and any auditor engaged by Buyer for such purpose. Seller shall cause its property manager, without liability, recourse or cost to Seller, to provide to Buyer’s designated independent auditor letter regarding the books and records of the Property in substantially the form of Exhibit I attached hereto and made a part hereof (the “Audit Inquiry Letter”). Buyer agrees that (a) Buyer shall be solely liable to pay and shall reimburse Seller, within five (5) business days following Seller’s request, for all third-party, out-of-pocket costs and expenses incurred by Seller in assisting Buyer at Buyer’s request under this Section (such assistance, the “Audit Assistance”), including all such costs incurred to review, research and complete the Audit Inquiry Letter; (b) Seller’s performance of any Audit Assistance shall be solely as an accommodation to Buyer and Seller shall have no, and Seller is hereby fully released and discharged from, any and all liability or obligation with respect to the Audit Assistance, any filings (the “SEC Filings”) made by Buyer or its parent with the United States Securities and Exchange

Commission (“SEC”) and the Audit Inquiry Letter; and (c) Buyer hereby agrees to indemnify, protect, defend and hold Seller, its partners and their respective members, officers, directors, shareholders, participants, affiliates, employees, representatives, investors, agents, successors and assigns (each an “Indemnified Party” and collectively, the “Indemnified Parties”) harmless from and against any and all costs, expenses, losses, liabilities, damages, claims, demands, allegations or actions (collectively, “Losses”) actually asserted against or actually incurred by any Indemnified Party as a result of or otherwise arising in connection with the Audit Assistance, the SEC Filings and/or the Audit Inquiry Letter; provided, that Losses shall specifically exclude any Losses proximately resulting from the gross negligence or willful misconduct of an Indemnified Party. The provisions of this Section 8.3(e) shall survive Closing.

Section 8.4 Estoppel Certificates.

(a) If, in accordance with Article II of this Agreement, Buyer elects to proceed with the purchase of the Property, then Seller shall use commercially reasonable efforts to obtain an estoppel certificate from the tenant of the Property, in substantially the form attached hereto as Exhibit F; provided, however, if such tenant refuses to execute such form, but otherwise executes a form in accordance with the terms of the Lease, such estoppel received from the tenant shall take precedence over the form of tenant estoppel certificate attached as Exhibit F. It shall be a condition to Buyer’s obligation to close the sale and purchase of the Property that on or before the Closing, Buyer is able to obtain an estoppel certificate. The estoppel certificate shall be dated no more than forty-five (45) days prior to the Closing Date. An estoppel certificate will be deemed reasonably acceptable to Buyer if it addresses the matters contained in the Tenant Estoppel Certificate dated August 9, 2002 previously provided by the tenant under the Lease, as same may be updated to reflect the current status of the terms of the Lease, however, in lieu of paragraph 6 in said Tenant Estoppel Certificate, the tenant shall confirm either that the right of first offer is not applicable to Buyer’s acquisition of the Property or the tenant has waived its right of first offer with respect to this transaction or permanently.

(b) If Seller is unable to obtain and deliver the tenant estoppel certificate as required under Section 8.4(a), or if the certificate received contains material information or omissions unacceptable to Buyer in its reasonable discretion and Buyer objects thereto by written notice to Seller within two (2) business days after receipt by Buyer of the objectionable estoppel, but in any event on or before the Closing Date, then Seller will not be in default by reason thereof, and Seller may elect to extend the Closing Date by up to thirty (30) days in order to satisfy the requirement. If Seller still cannot satisfy the requirement at the end of such extended period, then Buyer may, by written notice given to Seller before the Closing, elect to terminate this Agreement and receive a refund of the Deposit or waive said condition. If Buyer so elects to terminate this Agreement, neither party shall have any further rights or obligations hereunder except as provided in Section 6.1 above and Sections 9.3 and 9.9 below. If no such notice is delivered by Buyer, Buyer shall be deemed to have waived such condition.

Section 8.5 Prorations.

(a) Rents, and any additional charges and expenses payable by the tenant under the Lease, all as and when actually collected; real property taxes and assessments; water, sewer and utility charges; amounts payable under any Service Contracts or other agreements or documents; annual permits and/or inspection fees (calculated on the basis of the period covered); and any other expenses of the operation and maintenance of the Property (including, without limitation, expenses prepaid by Seller and expenses already paid by Seller but which are being amortized over time by Seller and with respect to which Seller shall receive a credit at Closing in the amount of the prepaid or unamortized portion thereof), shall all be prorated as of 11:59 p.m. on the day immediately prior to Closing (i.e., Buyer is entitled to the income and responsible for the expenses of the day of Closing), on the basis of a 365-day year.

Delinquent rentals under the Lease shall not be prorated. All rents collected after the Closing shall be applied and paid as provided in this Section 8.5(a). If at Closing the tenant is in arrears with respect to the payment of rent or any other payment due from the tenant pursuant to the Lease, any payment received from such tenant after Closing shall be deemed a payment of rent due after the Closing until the tenant is current on rents and sums due under the Lease on or after the Closing, and then such payments shall be paid to Seller to the extent of any rent or other sums owing to Seller for periods prior to Closing. Buyer shall use reasonable efforts to collect such rents and other sums owing to Seller during the period between the Closing Date and the date that is ninety (90) days following the Closing Date, but shall not be required to bring any action against the tenant or exercise remedies under the Lease. Seller retains the right to collect any such rents and other sums from the tenant after Closing (including legal action seeking monetary damages); provided, however, that Seller shall have no right to cause any such tenant to be evicted or to exercise any other landlord remedy against such tenant other than to sue for collection.

Reconciliations of taxes, insurance charges and other expenses owed by the tenant under the Lease for the calendar year (or fiscal year if different from the calendar year) in which the Closing occurs shall be prepared by Buyer with the cooperation of Seller within sixty (60) days following the end of such year in accordance with the requirements set forth in the Lease and as provided in this Section 8.5(a). The proration between the parties of income received from the tenant from reconciliations of expenses under the Lease shall be calculated based on the expenses actually incurred by each party for such year and each party’s period of ownership of the Property, and otherwise in accordance with this Section 8.5(a).

The amount of any cash security deposits (together with accrued interest, if any, thereon) held by Seller under the Lease shall be credited against the Purchase Price (and Seller shall be entitled to retain such cash security deposits). Seller shall receive credits at Closing for the amount of any utility or other deposits with respect to the Property. Buyer shall cause all utilities to be transferred into Buyer’s name and account at the time of Closing.

Seller and Buyer hereby agree that if any of the aforesaid prorations and credits cannot be calculated accurately on the Closing Date or in the case of rents or other charges received from the tenant, such amount have not been collected, then the same shall be calculated as soon as reasonably practicable after the Closing Date or the date such amounts have been collected, and either party owing the other party a sum of money based on such subsequent proration(s) or credits shall pay said sum to the other party within thirty (30) days thereafter. Any amounts not paid within such thirty (30) day period shall bear interest from the date actually received by the payor until paid at the greater of (i) the rate of ten percent (10%) per annum or (ii) the prime rate (or base rate) reported from time to time in the “Money Rates” column or section of The Wall Street Journal as being the base rate on corporate loans at larger United States money center commercial banks plus two (2) percent. Upon request of either party, the parties shall provide a detailed and accurate written statement signed by such party certifying as to the payments received by such party from tenants from and after Closing and to the manner in which such payments were applied, and shall make their books and records available for inspection by the other party during ordinary business hours upon reasonable advance notice.

(b) All title charges (including endorsements and reinsurance charges), survey costs, recording fees imposed upon the transfer of the Property by applicable law shall be paid by Buyer at Closing. Any sale and transfer taxes and escrow fees shall be split equally between Seller and Buyer. The parties will execute and deliver any required transfer or other similar tax declarations to the appropriate governmental entity at Closing.

(c) The provisions of this Section 8.5 shall survive the Closing.

Section 8.6 Conditions Precedent to Closing.

(a) Seller shall not be obligated to close under this Agreement unless each of the following conditions shall be satisfied or waived by Seller prior to the Closing Date:

(1) The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date;

(2) Buyer shall not be in default hereunder; and

(3) Buyer shall have delivered to Seller or at Seller’s direction, to the Title Company, the items set forth in Section 8.3(b), Section 8.3(c) and Section 8.5 hereof.

(b) Buyer shall not be obligated to close under this Agreement unless each of the following conditions shall be satisfied or waived by Buyer prior to the Closing Date:

(1) Seller shall be in a position to convey title to the Premises in accordance with Section 4 of this Agreement;

(2) The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the Closing Date;

(3) Seller shall not be in default hereunder;

(4) Seller shall have delivered to Buyer, or at Buyer’s direction, to the Title Company, the items set forth in Section 8.3(a), Section 8.3(c) and Section 8.5 hereof; and

(5) The tenant under the Lease has not terminated, or given notice of intent to terminate, the Lease pursuant to the terms of the Lease or otherwise filed a voluntary petition in bankruptcy for itself or have an involuntary petition in bankruptcy filed against it.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices.

Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by facsimile with confirmation of receipt, (d) by portable document format, or (e) by a commercial overnight courier that guarantees next business day delivery and provides a receipt, and such notices shall be addressed as follows:

To Buyer:	IIT Acquisition LLC 518 17th Street, 17th Floor Denver, Colorado 80202 Attention: Mr. David Fazekas Email: dfazekas@industrialincome.com

with a copy to:	Greenberg Traurig, P.A. 333 SE 2nd Avenue Miami, Florida 33131 Attention: Nancy B. Lash, Esq. Email: lashn@gtlaw.com

To Seller:	Brandon Woods, LLC c/o RREEF America L.L.C. 345 Park Avenue New York, New York 10017 Attention: David W. Hamm Email: david.hamm@rreef.com

with a copy to:	Cole, Schotz, Meisel, Forman & Leonard, P.A. 25 Main Street Hackensack, New Jersey 07601 Attention: Richard Abramson, Esq. Email: rabramson@coleschotz.com or to such other address as either party may from time to time specify in writing to the other party. Any notice or other communication sent as hereinabove provided shall be deemed effectively given (a) on the date of delivery, if delivered in person; (b) on the date mailed if sent by certified mail, postage prepaid, return receipt requested or by a commercial overnight courier; or (c) on the date of transmission, if sent by facsimile with confirmation of receipt or sent PDF. Such notices shall be deemed received (a) on the date of delivery, if delivered by hand or overnight express delivery service; (b) on the date indicated on the return receipt if mailed; or (c) on the date of transmission, if sent by facsimile or sent PDF. If any notice mailed is properly addressed but returned for any reason, such notice shall be deemed to be effective notice and to be given on the date of mailing. Any notice send by the attorney representing a party, shall qualify as notice under this Agreement.

Section 9.2 Entire Agreement.

This Agreement, together with the Exhibits and schedules hereto, contains all representations, warranties and covenants made by Buyer and Seller and constitutes the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Agreement together with the Exhibits and schedules hereto.

Section 9.3 Entry and Indemnity.

In connection with any entry by Buyer, or its agents, employees or contractors onto the Property, Buyer shall give Seller reasonable advance notice of such entry and shall conduct such entry and any inspections in connection therewith (a) during normal business hours, (b) so as to minimize, to the greatest extent possible, interference with Seller’s business and the business of Seller’s tenant, (c) in compliance with all applicable laws, and (d) otherwise in a manner reasonably acceptable to Seller. Without limiting the foregoing, prior to any entry to perform any on-site invasive testing, including but not limited to any borings, drillings or samplings, Buyer shall give Seller written notice thereof, including the identity of the company or persons who will perform such testing and the proposed scope and methodology of the testing. Seller shall approve or disapprove, in Seller’s sole discretion, the proposed testing within three (3) business days after receipt of such notice. If Seller fails to respond within such three (3) business day period, Seller shall be deemed to have disapproved the proposed testing. If Buyer or its agents, employees or contractors take any sample from the Property in connection with any such approved testing, Buyer shall provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing. Buyer shall permit Seller or its representative to be present to observe any testing or other inspection or due diligence review performed on or at the Property. Upon the request of Seller, Buyer shall promptly deliver to Seller copies of any reports relating to any testing or other inspection of the Property performed by Buyer or its agents, representatives, employees, contractors or consultants. Buyer may make inquiry with any governmental authority as to information such governmental authority may have with respect to the zoning, development and land use approvals related to the Property; provided, however, Buyer may not disclose to any governmental authority any information about the Property that Buyer may obtain in the course of its due diligence activities without first obtaining the prior written consent of Seller thereto in Seller’s sole discretion except to the extent disclosure of such information is explicitly required to be made by Buyer pursuant to applicable laws. Buyer shall may conduct an interview with the tenant. Seller, at Seller’s election, shall be entitled to have a representative participate in any telephone or other contact made by Buyer to a governmental authority or tenant and present at any meeting by Buyer with a governmental authority or tenant. Buyer shall maintain, and shall assure that its contractors maintain, public liability and property damage insurance in the amount of One Million and 00/100 ($1,000,000.00) Dollars combined single limit for injury or death of one or more persons on an occurrence basis, and for damage to tangible personal property (including loss of use) on an occurrence basis, and Buyer shall provide Seller with evidence of such insurance coverage upon request by Seller. Buyer shall indemnify and hold Seller harmless from and against any costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, court costs and reasonable attorneys’ fees and disbursements) arising out of or relating to any entry on the Property by Buyer, its agents, employees or contractors in the course of performing the inspections, testings or inquiries provided for in this Agreement, including, without limitation, any release of Hazardous Materials or any damage to the Property and for enforcing this indemnity; provided that Buyer shall not be liable to Seller solely as a result of the mere discovery by Buyer of a pre-existing condition on the Property to the extent the activities of Buyer, its agents, representatives, employees, contractors or consultants do not exacerbate the condition. The provisions of this Section 9.3 shall supersede any access or indemnity agreement previously executed by Buyer in connection with the Property. The foregoing indemnity shall survive beyond the Closing, or, if the sale is not consummated, beyond the termination of this Agreement. Buyer’s right of entry, as provided in this Section 9.3, shall continue up through the date of Closing.

Section 9.4 Time.

Time is of the essence in the performance of each of the parties’ respective obligations contained herein.

Section 9.5 Attorneys’ Fees.

If either party hereto fails to perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, whether prior to or after Closing, or if any party defaults in payment of its post-Closing financial obligations under this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements.

Section 9.6 Assignment.

Buyer’s rights and obligations hereunder shall not be assignable without the prior written consent of Seller in Seller’s sole discretion. Notwithstanding the foregoing, Buyer shall have the right, without the necessity of obtaining Seller’s consent but with prior written notice to Seller at least five (5) days prior to Closing, to assign its right, title and interest in and to this Agreement to an entity owned and controlled by Industrial Income Trust Inc., directly or indirectly. Buyer shall in no event be released from any of its obligations or liabilities hereunder in connection with any assignment. Without limiting and notwithstanding the above, in no event shall Buyer have the right to assign its rights or obligations hereunder to any party which could not make the representation and warranty contained in subsection 3.5(e) above, and in connection with any assignment pursuant to the terms hereof, the assignee shall reconfirm in a written instrument acceptable to Seller and delivered to Seller prior to the effective date of the assignment said representation and warranty as applied to the assignee and that all other terms and conditions of this Agreement shall apply to such assignee. Subject to the provisions of this Section, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Seller’s obligations hereunder shall not be assignable without the prior written consent of Buyer in Buyer’s sole discretion. Notwithstanding the foregoing, Seller shall have the right, without the necessity of obtaining Buyer’s consent but with prior written notice to Buyer at least five (5) days prior to Closing, to assign its right, title and interest in and to this Agreement to an entity owned and controlled by Rreef America LLC, directly or indirectly, or to any direct or indirect parent or subsidiary of such entity.

Section 9.7 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Section 9.8 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State in which the Real Property is located.

Section 9.9 Confidentiality and Return of Documents.

Buyer and Seller shall each maintain as confidential any and all material obtained about the other or, in the case of Buyer, about the Property, this Agreement or the transactions contemplated hereby, and shall not disclose such information to any third party. Except as may be required by law, Buyer will not divulge any such information to other persons or entities including, without limitation, appraisers, real estate brokers, or competitors of Seller. Notwithstanding the foregoing, Buyer shall have the right to disclose information with respect to the Property to its officers, directors, employees, attorneys, accountants, environmental auditors, engineers, potential lenders, and permitted assignees under this Agreement and other consultants to the extent necessary for Buyer to evaluate its acquisition of the Property and consummate the transaction contemplated hereby, provided that all such persons are told that such information is confidential and agree (in writing for any third party engineers, environmental auditors or other consultants) to keep such information confidential. Furthermore, Buyer shall be permitted to make any disclosure required by the SEC, including disclosing the existence of this Agreement and the contents hereof in order to comply with disclosure requirements relating to public companies and their affiliates. If Buyer acquires the Property from Seller, Seller and Buyer shall have the right, subsequent to the Closing of such acquisition, to publicize the transaction (other than the parties to or the specific economics of the transaction) in whatever manner it deems appropriate; provided that any press release or other public disclosure regarding this Agreement or the transactions contemplated herein, and the wording of same, must be approved in advance by both parties. The provisions of this paragraph shall survive the Closing or any termination of this Agreement. In the event the transaction contemplated by this Agreement does not close as provided herein, upon the request of Seller, Buyer shall promptly return to Seller all Due Diligence Materials and return or destroy other documents and copies obtained by Buyer in connection with the purchase of the Property hereunder. The provisions of this Section 9.9 shall supersede any Confidentially Agreement previously executed by Buyer.

Section 9.10 Interpretation of Agreement.

The article, section and other headings of this Agreement are for convenience of reference only and shall not be construed to affect the meaning of any provision contained herein. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter. The term “person” shall include any individual, partnership, joint venture, corporation, trust, unincorporated association, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

Section 9.11 Limited Liability.

The obligations of Seller under this Agreement and under all of the Other Documents are intended to be binding only on the property of Seller and shall not be personally binding upon, nor shall any resort be had to, the private properties of any Seller Related Parties, except Seller.

Section 9.12 Amendments.

This Agreement may be amended or modified only by a written instrument signed by Buyer and Seller.

Section 9.13 No Recording.

Neither this Agreement or any memorandum or short form thereof may be recorded by Buyer.

Section 9.14 Drafts Not an Offer to Enter into a Legally Binding Contract.

The parties hereto agree that the submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property. The parties shall be legally bound with respect to the purchase and sale of the Property pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, and both Seller and Buyer have fully executed and delivered to each other a counterpart of this Agreement (or a copy by facsimile transmission) (the “Effective Date”).

Section 9.15 Intentionally Omitted

Section 9.16 No Partnership.

The relationship of the parties hereto is solely that of Seller and Buyer with respect to the Property and no joint venture or other partnership exists between the parties hereto. Neither party has any fiduciary relationship hereunder to the other.

Section 9.17 No Third Party Beneficiary.

The provisions of this Agreement are not intended to benefit any third parties.

Section 9.18 Intentionally Omitted

Section 9.19 Limitation on Liability.

Notwithstanding anything to the contrary contained herein, after the Closing: (a) the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer (including, without limitation, for any breach of any representation, warranty and/or covenant by Seller) under this Agreement or any documents executed pursuant hereto or in connection herewith, including, without limitation, the Deed, the Bill of Sale and the Assignment of Leases (collectively, the “Other Documents”, shall under no circumstances whatsoever exceed Three Hundred Twenty Five Thousand and 00/100 Dollars ($325,000.00); and (b) no claim by Buyer alleging a breach by Seller of any representation, warranty and/or covenant of Seller contained herein or in any of the Other Documents may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Buyer alleging a breach by Seller of any representation, warranty and/or covenant, is for an aggregate amount in excess of Twenty-Five Thousand and 00/100 Dollars ($25,000.00) (the “Floor Amount”), in which event Seller’s liability respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the limitation set forth in clause (a) above; provided, however, that if any such final judgment is for an amount that is less than or equal to the Floor Amount, then Seller shall have no liability with respect thereto. The foregoing limitation shall not apply to any post-closing true-ups for any of the prorations set forth in Section 8.5, fraud by Seller or any Seller Related Parties, attorney’s fees incurred by Buyer if Buyer is the prevailing party and any breach by Seller of Section 7.1 with respect to the Lease. As security for Seller’s post Closing obligations hereunder, including post closing adjustments and breach of any representations and warranties of Seller, at Closing, Rreef America Reit II Corp., hereby, jointly and severally, guaranties the payment by Seller of all obligations of Seller pursuant this Agreement which expressly survive the Closing up to the maximum aggregate amount of $325,000.00. Notwithstanding anything to the contrary contained herein, this guaranty shall terminate and be of no further force and effect on the date that is nine (9) months following the Closing except in the event Buyer has given written notice of any claims to Seller prior to said termination date, in which event guarantor’s liability hereunder shall continue with respect to such claims until such time as (i) such claims have been adjudicated by a court of competent jurisdiction resulting in a final, non-appealable judgment (or, alternatively, the party entitled to appeal any judgment has waived the right to do so in writing), (ii) such claims have been settled pursuant to a written settlement agreement between the claimant and Buyer, or (iii) tolled by applicable statutes of limitation. The provisions of this Section 9.19 shall survive the Closing.

Section 9.20 Survival.

Except as expressly set forth to the contrary herein, no representations, warranties, covenants or agreements of Seller or Buyer contained herein shall survive the Closing.

Section 9.21 Right of First Offer.

Seller owns the vacant parcel of land located adjacent to the Real Property commonly known as “ Lot 10-R”, comprising approximately 11.13 acres and located in Brandon Woods Business Park, Phase I, Section 2 Industrial Subdivision, as more particularly described in Exhibit A-1 attached hereto and made a part hereof (“Lot 10-R”). At Closing, Seller and Buyer shall enter into a first offer agreement for Lot 10-R (the “Lot 10-ROFO Agreement”), pursuant to which Seller shall grant a right of first offer to Buyer to purchase Lot 10-R on the terms and conditions set forth in the Lot 10-R ROFO Agreement. The form and substance of the Lot 10-R ROFO Agreement shall be negotiated by Seller and Buyer during the Contingency Period.

Section 9.22 Survival of Article IX.

The provisions of this Article IX shall survive the Closing.

The parties hereto have executed this Agreement as of the date set forth in the first paragraph of this Agreement.

Seller:	BRANDON WOODS, LLC, a Delaware limited liability company

	By:	Rreef America Reit II Corp. VVV, a Maryland corporation, its sole managing member

	By:	/s/ David Hamm

Buyer:	IIT ACQUISITION LLC, a Delaware limited liability company

	By:	IIT Real Estate Holdco LLC, Its Sole Member

	By:	Industrial Income Operating Partnership LP, Its Sole Member

	By:	Industrial Income Trust Inc., Its General Partner

	By:	/s/ Joshua J. Widoff
Name: Joshua J. Widoff
Title: SVP

By:
Its:

Solely with respect to acknowledging its obligations under Section 9.19 hereof.

RREEF America Reit II Corp.

	By:	/s/ David Hamm

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Real Property Description

Exhibit A-1	Lot 10-R

Exhibit B	Tenant Lease

Exhibit C	Deed

Exhibit D	Bill of Sale

Exhibit E	Assignment of Leases, Service Contracts, Warranties and Other Intangible Property

Exhibit F	Intentionally Omitted

Exhibit G	List of Service Contracts

Exhibit H	Escrow Agreement

Exhibit I	Audit Letter

Schedules

Schedule 1	Disclosure Items

Schedule 2	Litigation

Schedule 3	Brokerage Agreement

Exhibit A

REAL PROPERTY DESCRIPTION

Description Lot 11-R

Boundary Description of Lot 11-R

Brandon Woods Business Park

Phase 1, Section 2

Third Tax District

Anne Arundel County, Maryland

Tax Account No. 3-137-90051435

BEGINNING for the same at Iron Pipe and Cap (Corp. 41) set and designated as N 489429.90, E 927482.79 where the line of division between lots 10-R and 11-R intersects the southerly right-of-way line of Energy Parkway (80’ R/W) as shown on a plat entitled, “Administrative Lot Line Change, Lots 10-R and 11-R, Brandon Woods, Business Park, Phase 1, Section 2, Industrial Subdivision” dated October, 1994 and recorded among the plat records of Anne Arundel County, Maryland in Plat Book 171, Pages 43 and 44, Plat Nos. 9118 and 9119, being Page 44 and Plat No. 9119 thereof, said point as surveyed being N 489430.603 E 927481.821, thence leaving said point of Beginning and running with and binding on the aforesaid right-of-way line of Energy Parkway (80’ R/W) the following two (2) courses and distances with all courses and distances referenced to the Maryland N.A.D. 1927 North Grid Meridian,

1. South 67 degrees 47 minutes 41 seconds east 375.83 feet, to an iron pipe found, thence with a tangent curve,

2. 65.89 feet along the arc of a curve to a curve to the right, having a radius of 1540.00 feet and being subtended by a chord being south 69 degrees 01 minutes 14 seconds east 65.89 feet to an iron pipe found at the fillet of the westerly right-of-way line of Perryman Road (60’ R/W), thence running with and binding on the same the following two (2) courses and distances, viz:

3. South 26 degrees 01 minutes 59 seconds east 35.85 feet to an iron pipe found, thence,

4. South 17 degrees 41 minutes 17 seconds west 997.92 feet to an iron pipe found, thence leaving the westerly right-of-way line of Perryman Road and with the southerly outline of the herein described parcel,

5. North 69 degrees 42 minutes 00 seconds west 542.01 feet to an iron pipe and cap (Corp. 41) set on the aforesaid line of division between Lots 10-R and 11-R; thence running with and binding on the same

A-1

6. North 21 degrees 54 minutes 37 seconds east 1035.32 feet to the point of BEGINNING.

CONTAINING 517,603 square feet or 11.883 acres of land, more or less.

BEING known and designated as Lot No. 11-R, as shown on a plat entitled, “Administrative lot line change, Lots 10-R and 11-R, Brandon Woods, Business Park, Phase 1, Section 2, Industrial Subdivision”, dated October, 1994, which plat is recorded among the land records of Anne Arundel County, Maryland in Plat Book 171, Pages 43 and 44, Plat Nos. 9118 and 9119.

A-2

Exhibit A-1

LOT 10-R

Description Lot 10-R

Boundary Description of Lot 10-R

Brandon Woods Business Park

Phase 1, Section 2

Third Tax District

Anne Arundel County, Maryland

Tax Account No. 3-137-90051434

BEGINNING for the same at a iron pipe and cap (Corp 41) set and designated as N 489429.90, E 927482.79 where the line of division between Lots 10-R and 11-R intersects the southerly right-of-way line of Energy Parkway (80’R/W) as shown on a plat entitled, “Administrative Lot line Change, Lots 10-R and 11-R, Brandon Woods, Business Park, Phase 1, Section 2, Industrial Subdivision, dated October, 1994 and recorded among the plat records of Anne Arundel County, Maryland in Plat Book 171, Pages 43 and 44, Plat Nos. 9118 and 9119, being Page 44 and Plat No. 9119 thereof, said point as surveyed being in 489430.603 E 927481.821, thence leaving said point of Beginning and running with and binding on the aforesaid line of division as surveyed the following course and distance with all courses and distances referenced to the Maryland N.A.D. 1927 grid meridian,

1. South 21 degrees 54 minutes 37 seconds west 1035.32 feet to an iron pipe and cap (Corp. 41) set, thence leaving the aforesaid division line and running with the southern outline of Lot 10-R the following course and distance

2. South 69 degrees 42 minutes 00 seconds west, 465.19 feet to a iron pipe and cap (Corp. 41) found in and on the easterly right-of-way line of Solley Road (60’ R/W) thence running with and binding on the aforesaid right-of-way the following two (2) courses and distances, viz:

3. North 21 degrees 54 minutes 37 seconds east 893.74 feet to an iron pipe found; thence

4. North 22 degrees 12 minutes 19 seconds east 142.05 feet to an iron pipe found at the fillet where the southerly right-of-way of Energy Parkway (80’ R/W) intersects the easterly right-of-way of Solley Road (60’ R/W), thence leaving the aforesaid Solley Road and running with and binding on the southerly right-of-way of Energy Parkway the following two (2) courses and distances, viz:

5. North 67 degrees 12 minutes 50 seconds east 21.21 feet to an iron pipe found, thence

A-1-1

6. South 67 degrees 47 minutes 41 seconds east 449.21 feet to the point of BEGINNING.

CONTINUING 484,854 square feet or 11.131 acres of land, more or less.

BEING know and designated as Lot No. 10-R, as shown on a plat entitled “Administrative Lot Line Change, Lots 10-R and 11-R, Brandon Woods, Business Park, Phase 1, Section 2, Industrial Subdivision” dated October, 1994, which plat is recorded among the land records of Anne Arundel County, Maryland in Pat Book 171, Pages 43 and 44, Plat Nos. 9118 and 9119.

BEING part of the lands conveyed to Caleast Industrial Investors, LLC from TBC-TCS Brandon Woods Industrial Limited Partnership by virtue of Special Warranty Deed dated November 6, 2002 and recorded among the land records of Anne Arundel County, Maryland in Liber 12131, at Folio 285, et. seq.

A-1-2

Exhibit B

TENANT LEASE

1. Lease between TBC/TSC Brandon Woods Industrial Limited Partnership, a Maryland limited partnership (Landlord) and Commerce Corporation, a Maryland corporation (Tenant) dated October 21, 1994.

2. First Amendment to Lease between Caleast Industrial Investors, LLC, a California limited liability company (Landlord) and Commerce LLC, a Maryland limited liability company (Tenant) dated November 30, 2004.

3. Second Amendment to Lease between Brandon Woods, LLC, a Delaware limited liability company (Landlord) and Commerce LLC, a Maryland limited liability company (Tenant) dated September 7, 2009.

4. Guaranty Agreement dated November 30, 2004 in favor of Caleast Industrial Investors, LLC.

B-1

Exhibit C

WHEN RECORDED, RETURN TO:

[Title Company]

SPECIAL WARRANTY DEED

This Deed, made and entered into as of the             day of                     2010, by                                 , a                                 (“Grantor”), to                                 , a                                 , having an address of                                                                           (“Grantee”).

W I T N E S S E T H:

THAT FOR AND IN RECEIPT OF                                      Dollars ($                            ), the receipt of which being hereby acknowledged, Grantor does hereby grant, convey, transfer and confirm, unto Grantee, its successors and assigns, fee simple title to all of those parcels of land situated, lying and being in                                      County/City, Maryland, being more particularly described in Exhibit A attached hereto and by this reference made a part hereof (the “Property”);

TOGETHER with all improvements thereupon and all and singular the tenements, hereditaments, rights-of-way, easements privileges, appurtenances and advantages to the same belonging or in any way appertaining;

SUBJECT TO easements, covenants, conditions, restrictions and other matters of record, if any.

TO HAVE AND TO HOLD the said described land and premises unto and to the use of Grantee, its successors and assigns, in fee simple, forever.

AND said Grantor covenants that it will warrant specially the premises hereby granted and conveyed and that it will execute such further assurances of the said land as may be requisite.

AND by execution of this Deed, Grantor certifies that it is a resident entity under §10-912(a)(4) of the Tax General Article of the Annotated Code of Maryland and Grantor claims exemption from the tax withholding requirements set forth therein.

[Signature appears on next page]

IN WITNESS WHEREOF, Grantor has executed this Deed under seal as of the day and year first above written.

WITNESS:	GRANTOR:

By:

Name:
Title:

*   *   *

STATE OF MARYLAND	*

* to wit:

COUNTY/CITY OF *

I HEREBY CERTIFY that on this             day of                                  20__, before me, a Notary Public in and for the State and County aforesaid, personally appeared                                     , known to me (or satisfactorily proven) to be the                          of                                     , and that such                                     , being authorized to do so, executed the foregoing and annexed instrument for the purposes therein contained by signing the name of such corporation/limited liability company; as such                                     .

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

My Commission Expires:

[NOTARIAL SEAL]

ATTORNEY CERTIFICATION

This is to certify that the within instrument was prepared by or under the supervision of the undersigned, an attorney duly admitted to practice before the Court of Appeals of Maryland.

EXHIBIT A

Exhibit D

BILL OF SALE

This Bill of Sale (the “Bill of Sale”) is made and entered into                         , 2010, by and between BRANDON WOODS, LLC, a Delaware limited liability company (“Assignor”), and [                                ] (“Assignee”).

In consideration of the sum of Ten and 00/100 Dollars ($10.00) and other good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby assign, transfer, convey and deliver to Assignee, its successors and assigns, all items of Tangible Personal Property (as defined in the Agreement referred to below), if any, owned by Assignor and situated upon and used exclusively in connection with the Real Property (as defined in the Agreement) and more particularly described on Exhibit A attached hereto and made a part hereof for all purposes, including, without limitation, the Tangible Personal Property identified in Exhibit B, if any, attached hereto and made a part hereof for all purposes (the “Personal Property”).

Assignee acknowledges and agrees that, except as expressly provided in, and subject to the limitations contained in, that certain Agreement of Purchase and Sale dated October 26, 2010, by and between Assignor and Assignee (the “Agreement”), Assignor has not made, does not make and specifically disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (a) the nature, quality or conditions of the Personal Property, (b) the income to be derived from the Personal Property, (c) the suitability of the Personal Property for any and all activities and uses which Assignee may conduct thereon, (d) the compliance of or by the Personal Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, or (e) the quality, habitability, merchantability or fitness for a particular purpose of any of the Personal Property. Assignee further acknowledges and agrees that, having been given the opportunity to inspect the Personal Property, Assignee is relying solely on its own investigation of the Personal Property and not on any information provided or to be provided by Assignor, except as specifically provided in the Agreement. Assignee further acknowledges and agrees that any information provided or to be provided with respect to the Personal Property was obtained from a variety of sources and that Assignor has not made any independent investigation or verification of such information. Assignee further acknowledges and agrees that the sale of the Personal Property as provided for herein is made on an “as is, where is” condition and basis “with all faults,” except as specifically provided in, and subject to the limitations contained in, the Agreement.

D-1

The obligations of Assignor are intended to be binding only on the property of Assignor and shall not be personally binding upon, nor shall any resort be had to, the private properties of any Seller Related Parties (as defined in the Agreement) except Assignor.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Bill of Sale to be executed on the date and year first above written.

Assignor:	BRANDON WOODS, LLC, a Delaware limited liability company

	By:	Rreef America Reit II Corp. VVV, a Maryland corporation, its sole managing member

By:______________________________________________

Assignee:	[______________________________________]

By:
Name:
Title:

D-2

Exhibit E

ASSIGNMENT OF LEASES, SERVICE CONTRACTS,

WARRANTIES AND OTHER INTANGIBLE PROPERTY

This Assignment of Leases, Service Contracts, Warranties and Other Intangible Property (this “Assignment”) is made and entered into                                     , 2010, by and between BRANDON WOODS, LLC, a Delaware limited liability company (“Assignor”), and [                                             ] (“Assignee”).

For good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby assign, transfer, set over and deliver unto Assignee all of Assignor’s right, title, and interest in and to the following (collectively, the “Assigned Items”): (i) that certain lease (the “Lease”) and that certain Guaranty and security deposit in connection with the Lease listed on Exhibit A attached hereto and made a part hereof for all purposes except for Seller’s right to collect delinquent rent and other delinquent sums owing under such Leases for the period prior to the date hereof subject to and in accordance with the Agreement (as defined below), (ii) those certain service contracts and equipment leases (the “Service Contracts”) listed on Exhibit B, if any, attached hereto and made a part hereof for all purposes, (iii) those certain warranties held by Assignor (the “Warranties”) listed on Exhibit C, if any, attached hereto and made a part hereof for all purposes, and (iv) all zoning, use, occupancy and operating permits, and other permits, licenses, approvals and certificates, maps, plans, specifications, and all other Intangible Personal Property (as defined in the Agreement) owned by Assignor and used exclusively in the use or operation of the Real Property and Personal Property (each as defined in the Agreement), including, any utility contracts or other agreements or rights relating to the use and operation of the Real Property and Personal Property but excluding the name “Rreef” (collectively, the “Other Intangible Property”).

ASSIGNEE ACKNOWLEDGES AND AGREES, BY ITS ACCEPTANCE HEREOF, THAT, EXCEPT AS EXPRESSLY PROVIDED IN, AND SUBJECT TO THE LIMITATIONS CONTAINED IN, THAT CERTAIN AGREEMENT OF PURCHASE AND SALE, DATED AS OF OCTOBER 26, 2010 BY AND BETWEEN ASSIGNOR AND ASSIGNEE (THE “AGREEMENT”) THAT ASSIGNOR HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE.

Except as otherwise expressly provided in the Agreement, by accepting this Assignment and by its execution hereof, Assignee assumes the payment and performance of, and agrees to pay, perform and discharge, all the debts, duties and obligations to be paid, performed or discharged from and after the Closing Date (as defined in the

Agreement) by (a) the “landlord” or the “lessor” under the terms, covenants and conditions of the Lease, including, without limitation, brokerage commissions and compliance with the terms of the Lease relating to tenant improvements and security deposits, and (b) the owner under the Service Contracts, the Warranties and/or the Other Intangible Property. Assignee agrees to indemnify, hold harmless and defend Assignor from and against any and all claims, losses, liabilities, damages, costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees and disbursements) resulting by reason of the failure of Assignee to pay, perform or discharge any of the debts, duties or obligations assumed or agreed to be assumed by Assignee hereunder arising out of or relating to, directly or indirectly, in whole or in part, the Assigned Items, from and after the Closing Date. Except as otherwise expressly provided in the Agreement, Assignor agrees to protect, indemnify, defend and hold Assignee harmless from and against all claims, losses, damages, costs, expenses, obligations and liabilities (including, without limitation, court costs and reasonable attorneys’ fees and disbursements) (collectively, “Claims”) arising out of or relating to, directly or indirectly, in whole or in part, the Assigned Items prior to the Closing Date; provided, however, that the foregoing indemnity shall not apply to any Claims relating in any way to the physical, environmental or other condition of the Property (as defined in the Agreement) or the compliance or non-compliance of the Property with any legal requirements. Unless otherwise provided in the Agreement, the foregoing indemnity shall apply solely to Claims first raised after the Closing Date and shall survive only for a period of nine (9) months after the Closing Date. Unless otherwise provided in the Agreement, any such Claim which Assignee may have at any time against Assignor, whether known or unknown, which is not specifically asserted by written notice to Assignor within such nine (9) month period shall not be valid or effective, and neither Assignor nor any Seller Related Parties (as defined in the Agreement) shall have any liability with respect thereto.

The obligations of Assignor are intended to be binding only on the property of Assignor and shall not be personally binding upon, nor shall any resort be had to, the private properties of any Seller Related Parties, except Assignor.

All of the covenants, terms and conditions set forth herein shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed on the day and year first above written.

Assignor:	BRANDON WOODS, LLC, a Delaware limited liability company

	By:	Rreef America Reit II Corp. VVV, a Maryland corporation, its sole managing member

By:______________________________________________

Assignee:	[______________________________________]

By:
Name:
Title:

Exhibit F

ESTOPPEL CERTIFICATE

To:

Re:	Lease dated , between (“Landlord”) and , a (“Tenant”)

The undersigned hereby certifies to                                                   (“Buyer”) and Lender (defined below) as follows:

1. The undersigned is the “Tenant” under the above referenced lease (“Lease”) covering the above referenced Premises (“Premises”). A true, correct and complete copy of the Lease [including all addenda, riders, amendments, modifications and supplements thereto (collectively, the “Lease Modifications”)] is attached as Exhibit “1” and each document comprising the Lease Modifications is listed below:

(a)

(b)

(c)

(d)

For purposes hereof, all references to the “Lease” shall include the original lease agreement and all of the Lease Modifications thereto.

2. The Lease constitutes the entire agreement between Landlord and Tenant with respect to the Premises, and the Lease has not been modified, changed, altered or amended in any respect except as set forth above. The Lease is in full force and effect.

3. The term of the Lease commenced on                         ,             , and, taking into account any previously exercised options and all effective renewal terms, will expire on                         ,            . Tenant has accepted possession of the Premises and is the actual occupant in possession and has not sublet, assigned or hypothecated Tenant’s leasehold interest. All improvements to be constructed on the Premises by Landlord have been completed and accepted by Tenant and Landlord has paid in full all construction allowances and any allowances and inducements due and payable to Tenant.

4. As of the date of this Estoppel Certificate, to the best knowledge of Tenant, there exists no breach or default, nor state of facts which, with notice, the passage of time, or both, would result in a breach or default on the part of either Tenant or Landlord. To the best of Tenant’s knowledge, no claim, controversy, dispute, quarrel or disagreement exists between Tenant and Landlord.

5. Tenant is currently obligated to pay rental in fixed monthly installments of $             per month (taking into account all Consumer Price Index adjustments and other adjustments pursuant to the terms of the Lease), and monthly installments of rent have been paid through             , 2010. The Lease contains the following monthly rent adjustments and other rent step-ups as set forth in Section      of the Lease:                                                                      .

6. Operating costs, common area expenses, taxes and other pass throughs are presently included in Tenant’s monthly rental installments as specified in section 5 above. No rent has been paid more than one (1) month in advance. Tenant has no claim or defense against Landlord under the Lease and is asserting no offsets or credits against either the rent or Landlord. Tenant has no claim against Landlord for any security or other deposits except $             which was paid pursuant to the Lease.

7. Tenant has no option or preferential right to purchase all or any part of the Premises (or the real property of which the Premises are a part) nor any right or interest with respect to the Premises.

8. Tenant has no option, right of first offer or right of first refusal to lease or occupy any other space within the property of which the Premises are a part. Tenant has no right to renew or extend the term(s) of the Lease except                                                                              .

9. Tenant has made no agreement with Landlord or any agent, representative or employee of Landlord concerning free rent, partial rent, rebate of rental payments or any other type of rental or other concession except                                                              .

10. There has not been filed by or against Tenant a petition in bankruptcy, voluntary or otherwise, any assignment for the benefit of creditors, any petition seeking reorganization or arrangement under the bankruptcy laws of the United States, or any state thereof, or any other action brought under said bankruptcy laws with respect to Tenant.

11. All insurance required of Tenant by the Lease has been provided by Tenant and all premiums paid.

12. Any guaranty agreement provided in connection with the Lease remains in full force and effect, no amounts are due from guarantor or have been paid by guarantor under such guaranty and there are no existing credits, defenses, offsets or counterclaims which guarantor has against Landlord or tenant which would adversely affect the enforcement of the guaranty by Landlord. A true and correct copy of such guaranty is attached hereto.

This Estoppel Certificate is made to Buyer in connection with the prospective purchase by Buyer or Buyer’s assignee, of the property of which the Premises is a part. This Estoppel Certificate may be relied on by Buyer, and any other party who acquires an interest in the Premises in connection with such purchase and any person or entity which may finance such purchase (each, a “Lender”).

[signature page follows]

Dated this                              day of                                 , 20    .

“TENANT”

By:
Name:
Its:

The undersigned hereby acknowledges and agrees to the foregoing Estoppel Certificate.

“GUARANTOR” (if any)

By:
Name:
Its:

Exhibit G

LIST OF SERVICE CONTRACTS

None

G-1

Exhibit H

EARNEST MONEY ESCROW AGREEMENT

This Escrow Agreement is made as of the             day of             , 2010, by and among BRANDON WOODS, LLC (“Seller”) and [                                             ](“Buyer”), and Fidelity National Title Insurance Company (“Escrow Agent”).

RECITALS

Seller and Buyer have entered into a certain purchase agreement (“Purchase Agreement”) concerning real property located in the City of Baltimore, State of Maryland (the “Property”).

In connection with the Purchase Agreement, Seller and Buyer have requested Escrow Agent to receive funds to be held in escrow and applied in accordance with the terms and conditions of this Escrow Agreement.

NOW THEREFORE, in consideration of the above recitals, the mutual promises set forth herein and other good and valuable consideration, the parties agree as follows:

1. ESCROW AGENT. First American Title Insurance Company hereby agrees to act as Escrow Agent in accordance with the terms and conditions hereof.

2. INITIAL DEPOSIT/ADDITIONAL DEPOSITS. Escrow Agent shall receive an initial deposit in the amount of Three Hundred Seventy-Five Thousand and 00/100 Dollars ($375,000.00). Any additional amounts deposited with Escrow Agent shall be added to the initial deposit and together with the initial deposit and all interest earned thereon shall be referred to herein collectively as the “Escrow Fund”.

3. DEPOSITS OF FUNDS. All checks, money orders or drafts will be processed for collection in the normal course of business. Escrow Agent may initially deposit such funds in its custodial or escrow accounts which may result in the funds being commingled with escrow funds of others for a time; however, as soon as the Escrow Fund has been credited as collected funds to Escrow Agent’s account, then Escrow Agent shall immediately deposit the Escrow Fund into an interest bearing account with any reputable trust company, bank, savings bank, savings association, or other financial services entity mutually acceptable to Seller and Buyer. Deposits held by Escrow Agent shall be subject to the provisions of applicable state statues governing unclaimed property. Seller and Buyer will execute the appropriate Internal Revenue Service documentation for the giving of taxpayer identification information relating to this account. Seller and Buyer do hereby certify that each is aware the Federal Deposit Insurance Corporation coverages apply to a maximum amount of Two Hundred Fifty and 00/100 Dollars ($250,000.00) per depositor. Further, Seller and Buyer understand that

Escrow Agent assumes no responsibility for, nor will Seller or Buyer hold same liable for any loss occurring which arises from a situation or event under the Federal Deposit Insurance Corporation coverages.

All interest will accrue to and be reported to the Internal Revenue Service for the account of Buyer, as set forth below:

Name:	IIT Acquisition LLC

Address:	518 17th Street, 17th Floor Denver, Colorado 80202 Attn: David Fazekas

Tax I.D.	________________________________________________

Phone:	(303) 228-2200

Escrow Agent shall not be responsible for any penalties, or loss of principal or interest, or any delays in the withdrawal of the funds which may be imposed by the depository institution as a result of the making or redeeming of the investment pursuant to Seller and Buyer instructions.

4. DISBURSEMENT OF ESCROW FUND. Except for the return of the Escrow Fund to Buyer pursuant to Section 2.2 of the Purchase Agreement (in which event Escrow Agent shall promptly release the Escrow Fund to Buyer solely based on Buyer’s demand), if prior to the Closing Date either Buyer or Seller makes a written demand upon Escrow Agent for payment of the Escrow Fund, Escrow Agent shall give written notice to the other party of such demand. If Escrow Agent does not receive a written objection from the other party to the proposed payment within three (3) Business Days after the giving of such notice, Escrow Agent is hereby authorized to make such payment. If Escrow Agent receives a written objection from the other party to the proposed payment within such three (3) Business Day period, Escrow Agent shall handle such objection pursuant to Section 5 of this Agreement. Escrow Agent may disburse all or any portion of the Escrow Fund in accordance with and in reliance upon written instructions from both Seller and Buyer or otherwise as required/permitted by the terms of the Purchase Agreement and this Agreement. The Escrow Agent shall have no responsibility to make an investigation or determination of any facts underlying such instructions or as to whether any conditions upon which the funds are to be released have been fulfilled or not fulfilled, or to whom funds are released.

5. DEFAULT AND/OR DISPUTES. In the event any party to the transaction underlying this Agreement shall fail to tender performance or tender any performance after the time when such performance was due, Escrow Agent may proceed under this Agreement unless one of the parties to this Agreement shall give to the Escrow Agent written direction to stop further performance of the Escrow Agent’s functions hereunder. In the event written notice of default or dispute is given to the Escrow Agent by any party, or if Escrow Agent receives contrary written instructions from any party, the Escrow Agent will promptly notify all parties of such notice. Thereafter, Escrow Agent will decline to disburse funds or to deliver any instrument or otherwise continue to perform its escrow functions, except upon receipt of a mutual written agreement of the parties or upon an appropriate order of court. In the event of a dispute, the Escrow Agent is authorized to deposit the escrow into a court of competent jurisdiction for a determination as to the proper disposition of said funds. In the event that the funds are deposited in court, the Escrow Agent shall be entitled to file a claim in the proceeding for its costs and counsel fees, if any.

6. ESCROW AGENT FEES AND OTHER EXPENSES. Escrow Agent shall not charge for its services hereunder. Escrow Agent shall not be required to advance its own funds for any purpose provided that any such advance, made at its option following notice to the parties, shall be promptly reimbursed by the party for whom it is advanced, and such optional advance shall not be an admission of liability on the part of Escrow Agent.

7. PERFORMANCE OF DUTIES. In performing any of its duties under this Agreement, or upon the claimed failure to perform its duties hereunder, Escrow Agent shall not be liable to anyone for any damages, losses or expenses which may occur as a result of Escrow Agent so acting, or failing to act; provided, however, Escrow Agent shall be liable for damages arising out of its willful default or gross negligence under this Agreement. Accordingly, Escrow Agent shall not incur any such liability with respect to (i) any good faith act or omission upon advice of counsel given with respect to any questions relating to the duties and responsibilities of Escrow Agent hereunder, or (ii) any good faith act or omission in reliance upon any document, including any written notice or instructions provided for in the Purchase Agreement, not only as to its due execution and to the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the proper person or persons and to conform with the provisions of this Agreement.

8. LIMITATIONS OF LIABILITY. Escrow Agent shall not be liable under this Agreement for any loss or damage resulting from the following:

(a) The effect of the transaction underlying this Agreement including without limitation, any defect in the title to the real estate, any failure or delay in the surrender of possession of the property, the rights or obligations of any party in possession of the property, the financial status or insolvency of any other party, and/or any misrepresentation of fact made by any other party;

(b) The default, error, act or failure to act by any other party to the escrow;

(c) Any loss, loss of value or impairment of funds which have been deposited in escrow while those funds are in the course of collection or while those funds are on deposit in a depository institution if such loss or loss of value or impairment results from the failure, insolvency or suspension of a depository institution;

(d) Any defects or conditions of title to any property that is the subject of this escrow provided, however, that this limitation of liability shall not affect the liability of Escrow Agent under any title insurance policy which it has issued or may issue. NOTE: No title insurance liability is created by this Agreement.

(e) Escrow Agent’s compliance with any legal process including but not limited to, subpoena, writs, orders, judgments and decrees of any court whether issued with or without jurisdiction and whether or not subsequently vacated, modified, set aside or reversed.

9. HOLD HARMLESS. Buyer and Seller shall indemnify the Escrow Agent and hold the Escrow Agent harmless from all damage, costs, claims and expenses arising from performance of its duties as Escrow Agent including reasonable attorneys’ fees, except for those damages, costs, claims and expenses resulting form the gross negligence or willful misconduct of the Escrow Agent.

10. TERMINATION. This Agreement shall terminate upon the first to occur of (a) one year from the date hereof, in which event Escrow Agent shall disburse the Escrow Fund to the person who deposited such funds, less Escrow Agent’s fees and expenses, unless this Agreement is extended by written agreement of all parties including the Escrow Agent; (b) the disbursement by Escrow Agent of all of the Escrow Fund; or (c) the joint written instructions of Buyer and Seller.

11. RELEASE OF PAYMENT. Payment of the funds so held in escrow by the Escrow Agent, in accordance with the terms, conditions and provisions of this Escrow Agreement, shall fully and completely discharge and exonerate the Escrow Agent from any and all future liability or obligations of any nature or character at law or equity to the parties hereto or under this Agreement.

12. NOTICES.

If to Buyer:	IIT Acquisition LLC 518 17th Street, 17th Floor Denver, Colorado 80202 Attn: Mr. David Fazekas Telephone: (303) 228-2200 E-mail: dfazekas@industrialincome.com

with a copy to:	Greenberg Traurig, P.A. 333 SE 2nd Avenue Miami, Florida 33131 Attn: Nancy B. Lash, Esq. Telephone: (305) 579-0884 E-mail: lashn@gtlaw.com

If to Seller:	Brandon Woods, LLC c/o Rreef America L.L.C. 345 Park Avenue New York, New York 10017 Attn: Mr. David W. Hamm Telephone: (212) 454-6508 E-mail: david.hamm@rreef.com

with a copy to:	Cole, Schotz, Meisel, Forman & Leonard, P.A. 25 Main Street Hackensack, New Jersey 07601 Attn: Richard Abramson, Esq. Telephone: (201) 525-6218 E-mail: rabramson@coleschotz.com

If to Escrow Agent:	Fidelity National Title Insurance Company 8045 E. Crescent Pkwy Ste. 410 Greenwood Village, CO 80111 Attn: Telephone: E-mail:

13. This Agreement shall be binding upon and inure to the benefit of the parties respective successors and assigns.

14. This Agreement shall be governed by and construed in accordance with the Laws of the State in which the Property is located.

15. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute but one and the same instrument.

16. Time shall be of the essence of this Agreement and each and every term and condition hereof.

17. In the event a dispute arises between Buyer and Seller under this Agreement, the losing party shall pay the attorney’s fees and court costs of the prevailing party.

18. Capitalized terms not defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and sealed as of the date first stated above.

BRANDON WOODS, LLC, a Delaware limited liability company

By:	Rreef America Reit II Corp. VVV, a Maryland corporation, its sole managing member

By:_____________________________________

[ ]

By:
Name: Title:

ESCROW AGENT:

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:
Name:
Title:

[CORPORATE SEAL]

Exhibit I

AUDIT LETTER

Ehrhardt Keefe Steiner & Hottman PC

7979 E. Tufts Avenue, Suite 400

Denver, Colorado 80237-2843

Re:	[INSERT NAME OF PROPERTY]

Dear Gentlepersons:

1. We are writing at your request to provide you with certain information you have requested in connection with the audit of the financial books and records of the above-referenced property that you are conducting on behalf of IIT Acquisition LLC, the prospective buyer of this property. Certain statements in this letter are described as being limited to matters that are “material.” Items are considered “material” if they involve an omission or misstatement of accounting information that, in light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would be significantly and adversely changed or significantly and negatively influenced by the omission or misstatement.

2. The following statements are made exclusively to you, the auditor of the financial books and records of the above-referenced property, and may not be relied upon by any other party. The provision of these statements and information to you is in no way intended to, nor shall it be deemed or construed to, limit or absolve, in any way, your company’s professional obligations to independently audit the statements and information that has been provided to you and to reach your own conclusions regarding such statements and information.

3. In connection with your proposed audit of the financial information we have made available to you in connection with the above-referenced property, at your request, we confirm, to our actual knowledge, which is defined to mean to the knowledge of                         , without any independent inquiry or investigation, the following:

4. We have made available to you those financial records and related data concerning the above-referenced property which are responsive to the categories of information you have requested, a list of which is attached hereto as Exhibit “A”.

5. There are no material transactions that have not been reflected in the accounting records underlying the financial statements listed on Exhibit “A”.

I-1

6. We are not aware of any:

a. Irregularities involving any member of management or employees that could have a materially adverse effect on the statement of operating income.

b. Notices of violations of laws or regulations, the effects of which should be considered for disclosure in the financial statements or as a basis for recording a loss contingency.

c. Material events that have occurred subsequent to                     , 2010 that would require material adjustment to the statement of operating income.

This letter has been executed by the undersigned subject to the terms of Section 8.3(e) of that certain Agreement for Purchase and Sale between the undersigned and IIT Acquisition LLC.

SELLER:

By:
Name:
Title:

I-2

Schedule 1

DISCLOSURE ITEMS

Fly ash may be present on the Property

Schedule 1-1

Schedule 2

LITIGATION

none

Schedule 2-1

Schedule 3

BROKERAGE AGREEMENT

see attached

Schedule 3-1

RREEF

345 Park Avenue, New York, NY 10154-0004 USA

Tel. +1(212)454-6508

Fax + 1(212454-6606

Mobile +1(646)512-1397

Email david.hamm@RREEF.com

November 11, 2010

IIT Acquisition LLC

518 17th Street, 17th Floor

Denver, Colorado 80202

Attention: Mr. David Fazekas

Email: dfazekas@industrialincome.com

Re:	Agreement of Purchase and Sale, dated October 26, 2010, between Brandon Woods, LLC, as “Seller,” and IIT Acquisition LLC., as “Buyer,” with respect to property commonly known as “The Commerce Corporation Building” and located at 7603 Energy Parkway, Baltimore, Maryland (as amended, the “Agreement”)

Dear David:

Reference is made hereby to the Agreement. Capitalized terms used herein but otherwise not defined shall have the meaning ascribed to such terms in the Agreement. This letter shall confirm the agreement of Seller and Buyer to extend the Contingency Period for an additional fourteen (14) days so as to expire on Monday, November 29, 2010. Except as modified hereby, all other terms, conditions and provisions of the Agreement are hereby ratified and reaffirmed.

Sincerely, BRANDON WOODS, LLC
By:	Rreef America Reit II Corp. VVV, its sole managing member

By:	/s/ David Hamm
David Hamm
Authorized Rep

AGREED and ACKNOWLEDGED:

IIT ACQUISITION LLC
By:	IIT Real Estate Holdco LLC, its sole member
By:	Industrial Income Operating Partnership LP, its sole member
By:	Industrial Income Trust Inc., its general partner

	By:	/s/ Tom McGonagle
	Name:	Tom McGonagle
	Title:	CFO

cc:	Greenberg Traurig, P.A.

Attention: Nancy B. Lash, Esq.

Email: lashn@gtlaw.com

RREEF

345 Park Avenue, New York, NY 10154-0004 USA

Tel. +1(212)454-6508

Fax +1 (212)454-6606

Mobile +1(646)512-1397

Email david.hamm@RREEFcom

November 11, 2010

IIT Acquisition LLC

518 17th Street, 17th Floor

Denver, Colorado 80202

Attention: Mr. David Fazekas

Email: dfazekasindustrialincome.com

Re:	Agreement of Purchase and Sale, dated October 26, 2010, between Brandon Woods, LLC, as “Seller,” and IIT Acquisition LLC., as “Buyer,” with respect to property commonly known as “The Commerce Corporation Building” and located at 7603 Energy Parkway, Baltimore, Maryland (as amended, the “Agreement”)

Dear David:

Reference is made hereby to the Agreement. Capitalized terms used herein but otherwise not defined shall have the meaning ascribed to such terms in the Agreement.

Seller and Buyer wish to amend the Agreement as more particularly described herein as follows:

1. Notwithstanding the provisions of Paragraph 8.2, Seller and Buyer hereby agree that the Closing Date shall be fourteen (14) days after expiration of the Contingency Period.

2. As herein amended, the Agreement is ratified and remains in full force and effect.

3. In the event of conflict or inconsistency between the provisions of this letter agreement and any provisions of the Agreement, the provisions of this letter agreement shall govern.

4. This letter agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

5. This letter agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

6. The covenants and agreements herein contained shall extend to, inure for the benefit of and be binding upon the parties hereto and their respective successors and assigns.

7. This letter agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which when taken together shall constitute but one and the same instrument. Executed counterparts of this letter agreement exchanged by facsimile transmission shall be fully enforceable.

If the foregoing terms are acceptable, kindly indicate your agreement by having the two (2) enclosed duplicate originals of this letter executed by a duly authorized representative in the appropriate place provided below and return same to our attention.

Very Truly Yours,

BRANDON WOODS, LLC, a Delaware limited liability company

By:	/s/ David Hamm
Name:	David Hamm
Title:	Authorized Representative

AGREED this 15th Day of November 2010:

IIT ACQUISITION LLC, a Delaware limited liability company

By:	IIT Real Estate Holdco LLC, its sole member
By:	Industrial Income Operating Partnership LP, its sole member
By:	Industrial Income Trust Inc., its general partner

	By:	/s/ Andrea Karp
	Name:	Andrea Karp
	Title:	Authorized Representative

RREEF

345 Park Avenue, New York, NY 10154-0004 USA

Tel. +1(212)454-6508

Fax + 1(212454-6606

Mobile +1(646)512-1397

Email david.hamm@RREEF.com

November 23, 2010

IIT Acquisition LLC

518 17th Street, 17th Floor

Denver, Colorado 80202

Attention: Mr. David Fazekas

Email: dfazekas@industrialincome.com

Re:	Agreement of Purchase and Sale, dated October 26, 2010, between Brandon Woods, LLC, as “Seller”, and IIT Acquisition LLC, as “Buyer”, with respect to property commonly known as “The Commerce Corporation Building” and located at 7603 Energy Parkway, Baltimore, Maryland (as amended, the “Agreement”)

Dear David:

Reference is made hereby to the Agreement. Capitalized terms used herein but otherwise not defined shall have the meaning ascribed to such terms in the Agreement. This letter shall confirm the agreement of Seller and Buyer to extend the Contingency Period for an additional fourteen (14) days so as to expire on Monday, December 13, 2010. Except as modified hereby, all other terms, conditions and provisions of the Agreement are hereby ratified and reaffirmed.

Sincerely, BRANDON WOODS, LLC
By:	Rreef America Reit II Corp. VVV,
its sole managing member

By:	/s/ David Hamm
Its:	Authorized Rep

AGREED and ACKNOWLEDGED:

IIT ACQUISITION LLC
By:	IIT Real Estate Holdco LLC, its sole member
By:	Industrial Income Operating Partnership LP, its sole member
By:	Industrial Income Trust Inc., its general partner

	By:	/s/ Thomas G McGonagle
	Name:	Thomas G McGonagle
	Title:	CFO

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